The information in this preliminary prospectus supplement is not complete and may be changed.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2006

(To prospectus dated May 13, 2005)

PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-123311

$•

Wachovia Corporation

Principal Protected Notes

Linked to the Performance of the American Depositary Shares of

Eight Chinese and Indian Companies due September 30, 2011

Offering 100% Principal Protection

Issuer:	Wachovia Corporation
Principal Amount:	Each note will have a principal amount of $10. Each note will be offered at an initial public offering price of $10.
Maturity Date:	September 30, 2011, subject to postponement due to the occurrence of a market disruption event, as explained below.
Interest:	Wachovia will not pay you interest during the term of the notes.
Underlying Basket:

The return on the notes in excess of 105% of the principal amount of the notes, if any, is linked to the performance of an initially equally weighted basket of eight American Depositary Shares relating to the ordinary shares, H shares and equity shares, as applicable, of the following eight Chinese and Indian companies: PetroChina Company Limited, China Mobile Limited, China Petroleum & Chemical Corporation, China Telecom Corporation Limited, Infosys Technologies Limited, Wipro Limited, Dr. Reddy’s Laboratories Limited and Tata Motors Limited. The eight issuers of these American Depositary Shares have no obligations relating to, and do not sponsor or endorse, the notes.

Maturity Payment Amount:

At maturity, for each note you own, you will receive a cash payment equal to the principal amount of the note plus a supplemental payment amount which will be equal to the greater of (i) $0.50 and (ii) an amount per note equal to the principal amount of the note multiplied by the sum of the quarterly returns of the basket, subject to a maximum quarterly return in each quarterly valuation period of 7.0% to 7.5% (to be determined on the pricing date).

Listing:	The notes will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network.
Pricing Date:	•, 2006
Expected Settlement Date:	•, 2006
CUSIP number:	929903490

For a detailed description of the terms of the notes, see “Summary Information” beginning on page S-1 and “Specific Terms of the Notes” beginning on page S-18.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-11.

	Per Note	Total
Public Offering Price
Underwriting Discount and Commission
Proceeds to Wachovia Corporation

The notes solely represent a senior unsecured debt obligation of Wachovia and are not the obligation of, or guaranteed by, any other entity. The notes are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved nor disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Wachovia may use this prospectus supplement in the initial sale of the notes. In addition, Wachovia Capital Markets, LLC or any other broker-dealer affiliate of Wachovia may use this prospectus supplement in a market-making or other transaction in any note after its initial sale. Unless Wachovia or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Wachovia Securities

The date of this prospectus supplement is •, 2006

Prospectus Supplement

Prospectus

Unless otherwise indicated, you may rely on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement nor sale of the notes means that information contained in this prospectus supplement or the accompanying prospectus is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy the notes in any circumstances under which the offer or solicitation is unlawful.

-i-

SUMMARY INFORMATION

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Principal Protected Notes Linked to the Performance of the American Depositary Shares of Eight Chinese and Indian Companies due September 30, 2011, which we refer to as the “notes”. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the notes, the stocks to which the performance of the notes is linked, and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should carefully review the section “Risk Factors” in this prospectus supplement and the accompanying prospectus, which highlights certain risks associated with an investment in the notes, to determine whether an investment in the notes is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Wachovia”, “we”, “us” and “our” or similar references mean Wachovia Corporation and its subsidiaries. Wachovia Capital Markets, LLC is an indirect, wholly owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, capital markets and retail brokerage activities through its various broker-dealer, bank and non-bank subsidiaries, including Wachovia Capital Markets, LLC, under the trade name “Wachovia Securities”. Any reference to Wachovia Securities in this prospectus supplement does not, however, refer to Wachovia Securities, LLC, member of the New York Stock Exchange and the Securities Investor Protection Corporation or Wachovia Securities Financial Network, LLC, member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation, each of which are broker-dealer affiliates of Wachovia Corporation and Wachovia Capital Markets, LLC. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “WBNA” mean Wachovia Bank, National Association. All references to this “prospectus supplement” mean the pricing supplement contemplated in the accompanying prospectus.

What are the notes?

The notes offered by this prospectus supplement will be issued by Wachovia Corporation and will mature on September 30, 2011, subject to adjustment due to the occurrence of a market disruption event. The maturity payment amount, in excess of 105% of the principal amount of the notes, if any, will be linked to the performance of an initially equally weighted basket of eight American Depositary Shares, or “ADSs”, relating to the ordinary shares, H shares or equity shares, as applicable, of eight companies, each a “component ADS” and together the “component ADSs”. We refer to the component ADSs collectively at their respective exchange ratios as the “basket”. We refer to the ordinary shares, H shares and equity shares to which each component ADS relates collectively as the “underlying shares”. The notes will bear no interest and no other payments will be made until maturity.

The initial fractional amount of each component ADS included in the basket will be determined by an exchange ratio calculated so that each component ADS is initially equally weighted in the basket based on the closing price of each component ADS on the pricing date. Each component ADS will initially represent 1/8th (12.50%) of the basket. The exchange ratio of each component ADS is fixed and will not change during the term of the notes, unless adjusted for certain corporate events relating to the issuer of such component ADS. The component ADSs, each of which is traded on the New York Stock Exchange (the “NYSE”), and their respective ticker symbols are set forth below:

•	PetroChina Company Limited (“PTR”)

•	China Mobile Limited (“CHL”)

•	China Petroleum & Chemical Corporation (“SNP”)

•	China Telecom Corporation Limited (“CHA”)

•	Infosys Technologies Limited (“INFY”)

•	Wipro Limited (“WIT”)

•	Dr. Reddy’s Laboratories Limited (“RDY”)

•	Tata Motors Limited (“TTM”)

As discussed in the accompanying prospectus, the notes are debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series G” that Wachovia Corporation may issue from time to time. The notes will rank equally with all other unsecured and unsubordinated debt of Wachovia Corporation. For more details, see “Specific Terms of the Notes” beginning on page S-18.

Each note will have a principal amount of $10. Each note will be offered at an initial public offering price equal to $10. You may transfer only whole notes. Wachovia Corporation will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the notes.

Are the notes principal protected?

The notes are 100% principal protected and guarantee a minimum return of 105% of the principal amount of the notes at maturity.

What will I receive upon maturity of the notes?

At maturity, for each note you own, you will receive a cash payment equal to the principal amount of the note plus a supplemental payment amount.

Determination of the supplemental payment amount

The “supplemental payment amount” will be determined by the calculation agent on the final valuation date and will equal the greater of (i) $0.50 and (ii) an amount per note equal to the principal amount of the note multiplied by the sum of the quarterly returns of the basket, subject to a maximum quarterly return in each quarterly valuation period of 7.0% to 7.5% (to be determined on the pricing date).

The “quarterly return” of the basket in each quarterly valuation period will be determined by the calculation agent on the ending quarterly valuation date for that quarterly valuation period and will equal the percentage change in the value of the basket as measured by the quarterly ending value of the basket relative to the quarterly starting value of the basket, subject to a maximum quarterly return in each quarterly valuation period of 7.0% to 7.5% (to be determined on the pricing date). The percentage change in the value of the basket in any quarterly valuation period is equal to a fraction, the numerator of which is the applicable quarterly ending value of the basket minus the applicable quarterly starting value of the basket, and the denominator of which is the applicable quarterly starting value of the basket. The calculation agent will determine the sum of the quarterly returns of the basket and the supplemental payment amount on the final valuation date.

The “quarterly starting value” of the basket on each starting quarterly valuation date will equal the sum of the products of (i) the exchange ratio of each component ADS and (ii) the closing price of the component ADS on the relevant starting quarterly valuation date.

The “quarterly ending value” of the basket on each ending quarterly valuation date will equal the sum of the products of (i) the exchange ratio of each component ADS and (ii) the closing price of the component ADS on the relevant ending quarterly valuation date.

The “starting quarterly valuation date” means the valuation date at the beginning of each quarterly valuation period, provided that the first starting quarterly valuation date will be the pricing date. The value of the basket on the pricing date will be $10.

The “ending quarterly valuation date” means the valuation date at the end of each quarterly valuation period, provided that the final ending valuation date will be September •, 2011, which we refer to as the “final valuation date”.

Each “quarterly valuation period” will begin on a valuation date and end on the immediately following valuation date, provided that the first quarterly valuation period will begin on the pricing date and end on the valuation date of December 30, 2006.

The “valuation dates” are March 30, June 30, September 30 and December 30 in each year. If any of the valuation dates occurs on a day that is not a trading day, that valuation date will be the next day that is a trading day, and if the calculation agent determines that a market disruption event has occurred or is continuing with respect to a component ADS on a valuation date, then such valuation date with respect to that component ADS only will be postponed to the immediately succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing, provided, however, that in no event would any valuation date be postponed for more than ten trading days.

The table below provides the following information for each component ADS in the basket: the name of the component ADS and component ADS issuer, the country of the component ADS issuer, the exchange ratio for the component ADS, the closing price of the component ADS on the pricing date and the component ADS’s initial percentage and initial dollar value of the basket weight.

Component ADS	Country	Exchange Ratio	Closing Price on Pricing Date	Percentage of Initial Basket Weight	Initial U.S. Dollar Value
PetroChina Company Limited	China	•	•	12.50%	$1.25
China Mobile Limited	China	•	•	12.50%	$1.25
China Petroleum & Chemical Corporation	China	•	•	12.50%	$1.25
China Telecom Corporation Limited.	China	•	•	12.50%	$1.25
Infosys Technologies Limited	India	•	•	12.50%	$1.25
Wipro Limited	India	•	•	12.50%	$1.25
Dr. Reddy’s Laboratories Limited	India	•	•	12.50%	$1.25
Tata Motors Limited	India	•	•	12.50%	$1.25

If a component ADS issuer is acquired in a stock-for-stock transaction or is subject to a corporate reorganization event or other event affecting a component ADS, the basket will be adjusted as described below under “Specific Terms of the Notes — Antidilution Adjustments”.

Determination of the exchange ratio

The “exchange ratio” with respect to each component ADS will equal (i) the initial dollar value of each component ADS divided by (ii) the closing price of each component ADS on the pricing date. The initial dollar value of each component ADS will be equal to the percentage of the initial basket weight, in each case 1/8th, or 12.50%, times $10, the principal amount per note. The exchange ratio of each component ADS will be determined on the pricing date. The exchange ratio for each component ADS will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of such component ADS. See “Specific Terms of the Notes —Antidilution Adjustments”. In addition, the exchange ratio for each component ADS and the composition of the basket will be adjusted if any component ADS is no longer listed and a class of ordinary shares, H shares or equity shares of the issuer of that component ADS, as applicable, is not then listed on the Nasdaq National Market, the NYSE or other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system. In such circumstances, the component ADS will be removed from the basket, and the value of that removed component ADS will be distributed among the remaining component ADSs according to their then relative weightings in the basket. To effect the basket adjustment, the exchange ratio of each remaining component ADS will be increased by a number of shares, or fraction of a share, of such component ADS with a value equal to its then proportionate weighting in the basket of the value, per note, of the removed component ADS. See “Specific Terms of the Notes — Antidilution Adjustments — Delisting of a Component ADS”.

The “maturity date” is September 30, 2011, subject to extension in the event of a market disruption event of the postponement of the final valuation date due to a market disruption event or otherwise. If the final valuation date is postponed, then the maturity date of the notes will be postponed by an equal number of trading days. If the maturity date falls on a day that is not a business day, the maturity date will be the next succeeding day that is a business day.

A “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq National Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

Hypothetical initial basket value: $10.00

Hypothetical maximum quarterly return: 7.25%

Hypothetical number of quarterly valuation periods: 8

Example 1—

Quarterly Valuation Period	Hypothetical Quarterly Starting Value	Hypothetical Quarterly Ending Value	Percentage Difference between Hypothetical Quarterly Ending Value and Hypothetical Quarterly Starting Value	Quarterly Return
First Quarterly Valuation Period	10.00	10.30	3.000%	0.03
Second Quarterly Valuation Period	10.30	10.71	4.000%	0.04
Third Quarterly Valuation Period	10.71	11.25	5.000%	0.05
Fourth Quarterly Valuation Period	11.25	11.92	6.000%	0.06
Fifth Quarterly Valuation Period	11.92	12.64	6.000%	0.06
Sixth Quarterly Valuation Period	12.64	13.27	5.000%	0.05
Seventh Quarterly Valuation Period	13.27	13.80	4.000%	0.04
Eighth Quarterly Valuation Period	13.80	14.21	3.000%	0.03
	Point-to-point Hypothetical Return	42.14%	Sum of Quarterly Returns	0.36

In this example, the quarterly return of each quarterly valuation period never exceeds the hypothetical maximum quarterly return of 7.25%. The supplemental payment amount equals the greater of $0.50 and an amount per note equal to $10 (the principal amount of the note) multiplied by 0.36 (the sum of the quarterly returns of the basket) or $3.60, so the maturity payment amount per note would be $13.60. Note that the point-to-point hypothetical return was 42.14%, whereas the return on the note was 36%. This is because the sum of the quarterly returns does not take into account the compounding effect of the hypothetical performance of the basket.

Example 2—

Quarterly Valuation Period	Hypothetical Quarterly Starting Value	Hypothetical Quarterly Ending Value	Percentage Difference between Hypothetical Quarterly Ending Value and Hypothetical Quarterly Starting Value	Quarterly Return
First Quarterly Valuation Period	10.00	10.73	7.250%	0.0725
Second Quarterly Valuation Period	10.73	11.50	7.250%	0.0725
Third Quarterly Valuation Period	11.50	12.34	7.250%	0.0725
Fourth Quarterly Valuation Period	12.34	13.23	7.250%	0.0725
Fifth Quarterly Valuation Period	13.23	14.19	7.250%	0.0725
Sixth Quarterly Valuation Period	14.19	15.22	7.250%	0.0725
Seventh Quarterly Valuation Period	15.22	16.32	7.250%	0.0725
Eighth Quarterly Valuation Period	16.32	17.51	7.250%	0.0725
	Point-to-point Hypothetical Return	75.06%	Sum of Quarterly Returns	0.58

In this example, the quarterly return of each quarterly valuation period never exceeds the hypothetical maximum quarterly return of 7.25%, The supplemental payment amount equals the greater of $0.50 and an amount per note equal to $10 (the principal amount of the note) multiplied by 0.58 (the sum of the quarterly returns of the basket) or $5.80, so the maturity payment amount per note would be $15.80. Note that the point-to-point hypothetical return was 75.06%, whereas the return on the note was 58%. This is because the sum of the quarterly returns does not take into account the compounding effect of the hypothetical performance of the basket.

Example 3—

Quarterly Valuation Period	Hypothetical Quarterly Starting Value	Hypothetical Quarterly Ending Value	Percentage Difference between Hypothetical Quarterly Ending Value and Hypothetical Quarterly Starting Value	Quarterly Return
First Quarterly Valuation Period	10.00	9.70	-3.000%	-0.03
Second Quarterly Valuation Period	9.70	9.41	-3.000%	-0.03
Third Quarterly Valuation Period	9.41	9.13	-3.000%	-0.03
Fourth Quarterly Valuation Period	9.13	8.85	-3.000%	-0.03
Fifth Quarterly Valuation Period	8.85	8.59	-3.000%	-0.03
Sixth Quarterly Valuation Period	8.59	8.33	-3.000%	-0.03
Seventh Quarterly Valuation Period	8.33	8.08	-3.000%	-0.03
Eighth Quarterly Valuation Period	8.08	7.84	-3.000%	-0.03
	Point-to-point Hypothetical Return	-21.63%	Sum of Quarterly Returns	-0.24

In this example, the quarterly return of each quarterly valuation period never exceeds the hypothetical maximum quarterly return of 7.25%. The supplemental payment amount equals the greater of $0.50 and an amount per note equal to $10 (the principal amount of the note) multiplied by -0.24 (the sum of the quarterly returns of the basket) or -$2.40, so the maturity payment amount per note would be $10.50.

Example 4—

Quarterly Valuation Period	Hypothetical Quarterly Starting Value	Hypothetical Quarterly Ending Value	Percentage Difference between Hypothetical Quarterly Ending Value and Hypothetical Quarterly Starting Value	Quarterly Return
First Quarterly Valuation Period	10.00	15.00	50.000%	0.0725
Second Quarterly Valuation Period	15.00	11.25	-25.000%	-0.250
Third Quarterly Valuation Period	11.25	10.13	-10.000%	-0.100
Fourth Quarterly Valuation Period	10.13	15.65	54.589%	0.0725
Fifth Quarterly Valuation Period	15.65	18.78	20.000%	0.0725
Sixth Quarterly Valuation Period	18.78	15.78	-16.000%	-0.160
Seventh Quarterly Valuation Period	15.78	14.20	-10.000%	-0.100
Eighth Quarterly Valuation Period	14.20	18.74	32.000%	0.0725
	Point-to-point Hypothetical Return	87.44%	Sum of Quarterly Returns	-0.32

In this example, each of the quarterly returns of the first, fourth, fifth and eighth quarterly valuation periods exceeds the hypothetical maximum quarterly return of 7.25%. The supplemental payment amount equals the greater of $0.50 and an amount per note equal to $10 (the principal amount of the note) multiplied by -0.32 (the sum of the quarterly returns of the basket, as capped in the first, fourth, fifth and eighth quarterly valuation periods) or -$3.20, so the maturity payment amount per note would be $10.50. Note that the point-to-point hypothetical return was 87.44%, whereas the return on the note was 5%. This is because in the calculation of the point-to-point hypothetical return of the basket, the positive hypothetical performance of the basket in the first, fourth, fifth and eighth quarterly valuation periods was only partially offset by the negative hypothetical performance of the basket in the second, third, sixth and seventh quarterly valuation periods, whereas in the calculation of the supplemental payment amount, the cap on quarterly returns limited the quarterly returns of the basket in the first, fourth, fifth and eighth quarterly valuation periods such that the negative hypothetical performance of the basket in the second, third, sixth and seventh quarterly valuation periods more than completely offset the positive hypothetical performance.

Who should or should not consider an investment in the notes?

We have designed the notes for investors who want to participate in the possible increase in the value of the basket, i.e., the sum of the percentage increases in the value of the basket over each quarterly valuation period, who are willing to hold the notes to maturity, and who seek to protect their investment by receiving at least 105% of the principal amount of their investment at maturity.

The notes are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the notes to maturity and who require an investment that yields a regular return. In addition, although the notes are principal protected, the return on the notes is subject to a cap that may reduce the return that an investor might otherwise receive if that investor were to invest directly in emerging market securities.

What will I receive if I sell the notes prior to maturity?

The market value of the notes may fluctuate during the term of the notes. Several factors and their interrelationship will influence the market value of the notes, including the value of the basket, dividend yields of the component ADSs or the stocks underlying the component ADSs, the time remaining to the maturity date, interest rates and the volatility of the component ADSs. The notes are fully principal protected only if held to maturity. If you sell your notes prior to maturity, you may have to sell them at a discount and you will not have principal protection. Depending on the impact of these factors, you may receive less than the principal amount in any sale of your notes before the maturity date and less than what you would have received had you held the notes until maturity. For more details, see “Risk Factors — Many factors affect the market level of the notes”.

Who are the component ADS issuers?

Provided below is a brief description of the issuer of each component ADS obtained from publicly available information published by each component ADS issuer.

PetroChina Company Limited, a Chinese company, is engaged in a broad range of petroleum and natural gas related activities, including the exploration, development, production and sale of crude oil and natural gas; the refining, transportation, storage and marketing of crude oil and petroleum products; the production and marketing of basic petrochemical products, derivative chemical products and other chemical products; and the transmission and storage of crude oil, refined products and natural gas as well as the sale of natural gas.

China Mobile Limited provides mobile telecommunications and related services in provinces, autonomous regions and directly administered municipalities in China through a unified, contiguous all-digital mobile network. China Mobile Limited offers mobile telecommunications services principally using the Global System for Mobile Communications, or GSM, standard.

China Petroleum & Chemical Corporation is an integrated energy and chemical company with upstream, midstream and downstream operations. The principal operations of China Petroleum & Chemical Corporation and its subsidiaries include exploring for and developing, producing and trading crude oil and natural gas, processing crude oil into refined oil products, producing refined oil products and trading, transporting, distributing and marketing refined oil products, and producing, distributing and trading petrochemical products. China Petroleum & Chemical Corporation has five operating segments: exploration and production, refining, marketing and distribution, chemicals, and corporate and others.

China Telecom Corporation Limited is a telecommunications and information service provider in China. Its principal businesses includes provision of wireline telecommunications and other relevant services, including local telephone, domestic long-distance telephone, international long-distance telephone, Internet and managed data, leased line and other related services to its subscribers within its service area.

Infosys Technologies Limited, an Indian company, defines, designs and delivers IT-enabled business solutions to its clients and provides comprehensive end-to-end business solutions that leverage technology for its clients, including consulting, design, development, software re-engineering, maintenance, systems integration, package evaluation and implementation and infrastructure management services.

Wipro Limited is a leading global IT services company and provides a comprehensive range of IT services, software solutions, IT consulting, business process outsourcing, or BPO, services and research and development services in the areas of hardware and software design to leading companies worldwide. It operates in four business segments: IT Services and Products, which is referred to as Wipro Technologies, and which provides IT services to international companies; Business Process Outsourcing (BPO) Services, which is referred to as Wipro BPO, and which is a third-party offshore BPO provider in India; India and AsiaPac IT Services and Products, which focuses primarily on meeting the IT products and services requirements of companies in India, Asia-Pacific and the Middle East region, and Consumer Care and Lighting, which operates in niche markets in the areas of soaps, toiletries and lighting products for the Indian market.

Dr. Reddy’s Laboratories Limited, an Indian company, is a global pharmaceutical company with research capabilities. It produces active pharmaceutical ingredients, and finished dosage forms and biotechnology products, and markets them globally, with a focus on India, the United States, Europe and Russia. Dr. Reddy’s Laboratories Limited conducts basic research in the areas of cancer, diabetes, cardiovascular disease, inflammation and bacterial infection. It operates in five segments: formulations, active pharmaceutical ingredients and intermediates (API), generics, critical care and biotechnology, and drug discovery.

Tata Motors Limited, an Indian company, is mainly engaged in the business of automobile products consisting of all types of commercial and passenger vehicles, including financing of the vehicles sold by the company. Its automotive operations business segment includes the design, manufacture, assembly and sale of trucks (including pick-ups) and buses having a GVW ranging from below one ton to 40 metric tons, passenger cars, utility vehicles and related parts and accessories, and a financing business for its vehicles. Its other operations business segment includes an information technology related business, construction equipment manufacturing, automotive vehicle components and supply chain activities, machine tools and factory automation solutions, high-precision tooling and plastic and electronic components for automotive and computer applications, automotive retailing and service operations, and real estate and investment businesses.

The component ADSs are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the component ADS issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by PetroChina Company Limited, China Mobile Limited, China Petroleum & Chemical Corporation, China Telecom Corporation Limited, Infosys Technologies Limited, Wipro Limited, Dr. Reddy’s Laboratories Limited and Tata Motors Limited under the Exchange Act can be located by reference to SEC files numbers 001-15006, 333-12222, 001-15138, 001-31517, 000-25383, 001-16139, 001-15182 and 001-32294, respectively. In addition, information regarding the component ADSs may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the section entitled “The Basket – The Component ADS Issuers” in this prospectus supplement.

What is the role of the component ADS issuers in the notes?

The component ADS issuers have no obligations relating to the notes or amounts to be paid to you, including no obligation to take the needs of Wachovia or of holders of the notes into consideration for any reason. The component ADS issuers will not receive any of the proceeds of the offering of the notes, are not responsible for, and have not participated in, the offering of the notes and are not responsible for, and will not participate in, the determination or calculation of the maturity payment amount. Wachovia is not affiliated with the component ADS issuers.

How have the component ADSs performed historically?

You can find a table with the high, low and closing prices per share of each component ADS during each calendar quarter from October 1, 2004 to the present in the section entitled “The Basket — Historical Closing Prices of the Component ADSs” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the component ADSs in the recent past; however, past performance of the component ADSs is not indicative of how each component ADS will perform in the future.

What about taxes?

The notes will be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.

For further discussion, see “Supplemental Tax Considerations” beginning on page S-36.

Will the notes be listed on a stock exchange?

The notes will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the notes. Accordingly, if you sell your notes prior to the maturity date, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the notes” in this prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the notes is subject to significant risks. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page S-11.

How to reach us

You may reach us by calling 1-888-215-4145 or 1-212-214-6282 and asking for the Investment Solutions Group.

R ISK FACTORS

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors — Risks Related to Indexed Notes” in the accompanying prospectus. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the component ADSs, i.e., the common stocks underlying the component indices to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The notes are intended to be held to maturity; your principal is only protected if you hold your notes to maturity

You will receive at least 105% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the notes you sell. You should be willing to hold your notes to maturity.

You will not receive interest payments on the notes; your yield may be lower than the yield on a standard debt security of comparable maturity

You will not receive any periodic interest payments on the notes.

In addition, the yield that you will receive on your notes, which will not be less than 5%, may be less than the return you could earn on other investments. Additionally, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Wachovia with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If the sum of the quarterly returns is less than 0.05, the maturity payment amount with respect to your notes will be limited to 105% of the principal amount of the note. This will be true even if the value of the basket on some valuation date or dates prior to the final valuation date may have been greater than 0.05 because the maturity payment amount will be calculated based on the sum of the closing values of the basket (or otherwise determined by the calculation agent, in the case of a market disruption event) on each valuation date. You should therefore be prepared to realize no return at maturity over 105% of the principal amount of your notes.

Owning the notes is not the same as owning the component ADSs included in the basket

The return on your notes will not reflect the return you would realize if you actually owned and held the component ADSs comprising the basket for a similar period because the maturity payment amount will be determined without taking into consideration the value of any dividends that may be paid on the component ADSs. In addition, you will not receive any dividend payments or other distributions on the component ADSs comprising the basket, and as a holder of the notes, you will not have voting rights or any other rights that holders of the component ADSs comprising the basket may have. Even if the value of the basket increases above the initial basket value during the term of the notes, the market value of the notes may not increase by the same amount, as the quarterly return over each quarterly valuation period is subject to a maximum of 7.0% to 7.5% (to be determined on the pricing date).

There are important differences between the rights of holders of ADSs and the rights of holders of the shares of stock that the ADSs represent

Because your note is linked in part to the value of the component ADSs, and not to the underlying shares of each company, you should be aware of the differences between ADSs and the underlying shares. ADSs are securities that represent a specified number of underlying shares of a non-U.S. company. The rights and responsibilities of the component ADS issuers and the ADS holders may be different from the rights of holders of the underlying shares of the issuers of the component ADSs. For example, an issuer of one of the component ADSs may make distributions in respect of its underlying shares that are not passed on to holders of its ADSs or are passed to holders of its ADSs at a later time. In addition, the calculation agent will not be required to make anti-dilution adjustments for every corporate event that may affect the shares of stock that the ADSs represent.

The component ADSs may trade differently from the shares of stock that the ADSs represent

The basket includes ADSs representing the underlying shares of non-U.S. companies. These underlying shares are not quoted and traded in U.S. dollars. You should be aware that an investment in securities linked to the value of such ADSs involve particular risks. For example, fluctuations in the exchange rate between the Chinese renminbi or the Indian rupee and the U.S. dollar may affect the U.S. dollar equivalent of the Chinese renminbi or Indian rupee price of the underlying shares of the component ADS issuers and may, in turn, affect the U.S. dollar market price of the component ADSs and may correspondingly affect the market value of your note.

The exchange rate between the Chinese renminbi or the Indian rupee, on the one hand, and the U.S. dollar, on the other hand, may fluctuate over time due to the interaction of many factors directly or indirectly affecting economic and political conditions in China or India and the United States, including economic and political developments in other countries.

In addition, the shares underlying an ADS are frequently subject to restrictions on foreign ownership in the local securities market which may, due to an excess in demand in foreign ownership for the underlying shares relative to the supply of underlying shares made available for foreign ownership in the form of ADSs or other instruments, cause the ADSs to trade at a premium (i.e., a higher price per underling share represented by the ADS) to the related underlying shares in the local securities market. This premium, if any, may be reduced or eliminated depending upon changes in supply and demand due to general market forces or in a reduction in or elimination of the restrictions on foreign ownership of the underlying shares in the local securities market.

While the ADSs of the component ADS issuers are listed and traded in the United States, the shares of stock of those companies are quoted and traded on foreign securities markets, which may have less liquidity and greater volatility than U.S. markets and market developments may affect foreign markets differently from U.S or other securities markets. Also, there may be less publicly available information about foreign companies, including those that file periodic reports with the Securities and Exchange Commission, than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

There may not be an active trading market for the notes

The notes will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the notes. The development of a trading market for the notes will depend on our financial performance and other factors such as the increase, if any, in the market price of the component ADSs. Even if a secondary market for the notes develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wachovia Capital Markets, LLC and other broker-dealer affiliates of Wachovia currently intend to make a market for the notes, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the notes may cause Wachovia Capital Markets, LLC or any other broker-dealer affiliates of Wachovia to have long or short positions in the notes. The supply and demand for the notes, including inventory positions of market makers, may affect the secondary market for the notes.

Many factors affect the market value of the notes

The market value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. For example, a change in the volatility of the component ADSs may offset some or all of any increase in the market value of the notes attributable to another factor, such as an increase in the price of the component ADSs. In addition, a change in interest rates may offset other factors that would otherwise change the price of the component ADSs and, therefore, may change the market value of the notes. The following paragraphs describe some of the factors that could have an impact on the market value of the notes, assuming all other conditions remain constant.

•	the value of the basket at any given point in time as well as the value of the basket on each of the valuation dates as they occur;

•	the volatility (frequency and magnitude of changes in market prices) of the component ADSs and in particular market expectations regarding the volatility of the component ADSs;

•	interest rates generally as well as changes in interest rates and the yield curve;

•	the dividend yields on the underlying shares;

•	the time remaining to maturity;

•	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

•	the presence of restrictions on foreign ownership in the local securities markets for the shares underlying the ADSs and the availability of underlying shares available for, relative to the demand for, foreign ownership of the underlying shares;

•	other geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions that affect stock markets in general and that may affect the component ADS issuers and the market prices of the component ADSs; and

•	the offset in market prices of one or more of the component ADSs.

Changes in the value of one or more component ADSs may offset each other

Movements in the prices of the component ADSs may not correlate with each other. At a time when the value of one or more of the component ADSs increases, the value of one or more of the other component ADSs may not increase as much or may even decline in value. Therefore, in calculating the basket value as of a valuation date, increases in the value of one or more of the component ADSs may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other component ADSs. You cannot predict the future performance of any of the component ADSs or of the basket as a whole, or whether increases in the prices of any of the component ADSs will be offset by decreases in the prices of other component ADSs, based on their historical performance. In addition, there can be no assurance that the maturity payment amount will be higher than $10.50 so that you will receive at maturity an amount in excess of 105% of the principal amount of the notes.

Potential risks of investing in a security linked to shares in an emerging foreign market

An investment in the notes involves considerations that may not be associated with a security linked to the stock of a U.S. issuer. These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different securities trading rules and conventions and different and, in some cases, more adverse economic environments.

In addition, China and India are considered to be emerging market countries and investments in emerging markets may be subject to greater risks as a result of a number of considerations. These considerations may include greater risk of market shut down, greater governmental involvement in the economy and, in some cases, greater volatility, unpredictability and economic and political instability and higher risk of civil or international conflict or war. You will also be exposed to currency exchange rate risks. See “—The notes are also subject to currency exchange rate risk” below.

The notes are also subject to currency exchange rate risk

The notes are subject to currency exchange rate risk. Currently, the central bank of China maintains a monetary policy that stabilizes the rate of exchange between the Chinese renminbi and the U.S. dollar. The exchange rate on September 27, 2006 was 7.9019 Chinese renminbi per U.S. dollar. We cannot predict whether the Chinese government will continue its existing foreign exchange policy or if and when the Chinese government will allow free conversion of renminbi to other currencies. There can be no assurance that the exchange rate will remain fixed over the term of the notes. If the central bank of China were to let the Chinese renminbi float against the U.S. dollar, the exchange rate might be subject to significant fluctuations. Fluctuations in the exchange rate between the Chinese renminbi and the U.S. dollar may affect the U.S. dollar equivalent of the Chinese renminbi price of the component ADSs on The Stock Exchange of Hong Kong Limited and, as a result, may affect the closing price of the component ADSs, which may consequently affect the return on the notes.

The currencies of other countries in the Asian region have been subject to significant fluctuations against the U.S. dollar in recent years, including as a result of devaluations of such currencies and other governmental actions with respect to such currencies, and may be subject to significant fluctuations in the future. Fluctuations in these other currencies may also have a significant impact on the exchange rate between the Chinese renminbi and the U.S. dollar, if the central bank of China makes the renminbi freely convertible. Previous fluctuations or periods of relative stability in the exchange rates of those currencies in the Asian region or the Chinese renminbi are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes.

In addition, the exchange rate between Chinese renminbi and U.S. dollars may change over time from the interaction of political and economic factors affecting conditions in and between China as a whole and the United States of America, as well as from economic and political developments in other countries.

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions. During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but will intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject. We cannot predict whether the Indian government will continue its existing foreign exchange policy. There can be no assurance that the exchange rate will remain fixed over the term of the notes. Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar may affect the closing price of the component ADSs, which may consequently affect the return on the notes.

Industry consolidation and other corporate events may alter the composition of the basket

If a component ADS issuer is acquired in a stock-for-stock transaction, the shares of common stock of the acquiring company will assume that component ADS’s place in the basket even if the shares of common stock of the acquiror is already a component ADS in the basket. Consequently, consolidation among the component ADS issuers will result in an increased weighting for the surviving company or companies. If a component ADS is subject to a going-private transaction, or other transaction in which holders of the component ADS receive cash or other property in exchange for their component ADS and the common stock of the surviving entity is not publicly traded the component ADS’s representation in the basket will be replaced by the common stocks of three companies that are in the same industry group as the component ADS issuer. The effect on the basket and the exchange ratios of consolidation transactions and other reorganization events with respect to the component ADSs is described under “Specific Terms of the Notes—Antidilution Adjustments”.

There is no guarantee that the component ADSs will continue to be listed

If any of the component ADSs are not listed or traded on any U.S. national securities exchange or through the facilities of a U.S. national securities system, the basket will be adjusted so that the portion of the basket comprised of the delisted component ADS is distributed proportionately among the remaining component ADSs at their then current proportion of the basket. As a result, the liquidity and market prices of the notes may be adversely affected. No assurance may be given that any of the component ADSs will not be delisted.

Wachovia and its affiliates have no affiliation with the component ADS issuers and are not responsible for their public disclosure of information

Wachovia and its affiliates are not affiliated with the component ADS issuers in any way and have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting them.

Each note is an unsecured debt obligation of Wachovia only and is not an obligation of the component ADS issuers. None of the money you pay for your notes will go to the component ADS issuers. Since the component ADS issuers are not involved in the offering of the notes in any way, they have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the value of your notes. The component ADS issuers may take actions that will adversely affect the market value of the notes.

This prospectus supplement relates only to the notes and does not relate to the component ADSs. We have derived the information about the component ADS issuers in this prospectus supplement from publicly available documents, without independent verification. We have not participated in the preparation of any of the documents or made any “due diligence” investigation or any inquiry of the component ADS issuers in connection with the offering of the notes. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the component ADS issuers contained in this prospectus supplement. Furthermore, we do not know whether the component ADS issuers have disclosed all events occurring before the date of this prospectus supplement – including events that could affect the accuracy or completeness of the publicly available documents referred to above, the market value of the component ADSs and, therefore, the closing price per share of the component ADSs that the calculation agent will use to determine the maturity payment amount with respect to your notes. You, as an investor in the notes, should investigate the component ADS issuers on your own.

You have limited antidilution protection

WBNA, as calculation agent for your notes, will, in its sole discretion, adjust the exchange ratios for certain corporate events affecting the component ADS issuers, such as stock splits and stock dividends, and certain other corporate actions involving the component ADS issuers, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the component ADSs. For example, the calculation agent is not required to make any adjustments to the exchange ratios if the component ADS issuers or anyone else makes a partial tender or partial exchange offer for a component ADS. If an event occurs that does not require the calculation agent to adjust the exchange ratios, the market value of the notes may be materially and adversely affected. You should refer to “Specific Terms of the Notes — Antidilution Adjustments” beginning on page S-22 for a description of the general circumstances in which the calculation agent will make adjustments to the exchange ratios.

Historical prices of the component ADSs should not be taken as an indication of the future prices of the component ADSs during the term of the notes

The market prices of the component ADSs included in the basket will determine the value of the basket at any given time. The component ADSs included in the basket have performed differently in the past and are expected to perform differently in the future. As a result, it is impossible to predict whether the value of the basket will rise or fall. Market prices of the component ADSs underlying the basket will be influenced by complex and interrelated political, economic, financial and other factors that can affect the component ADS issuers.

Purchases and sales by us and our affiliates may affect the return on the notes

As described below under “Use of Proceeds and Hedging” on page S-41 we or one or more of our affiliates may hedge our obligations under the notes by purchasing the component ADSs, futures or options on the component ADSs, or other derivative instruments with returns linked or related to changes in the market prices of the component ADSs, and we may adjust these hedges by, among other things, purchasing or selling the component ADSs, futures, options, or other derivative instruments with returns linked to the component ADSs as well as the stocks underlying the component ADSs at any time. Although they are not expected to, any of these hedging activities may affect the market prices of component ADSs and, therefore, the market value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

The basket is not a recognized market index

The basket is not a recognized market index. The basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. The basket does not reflect the performance of the national securities markets on which the component ADSs trade.

There are risks associated with investments in a limited number of sectors

The performance of the notes is dependent upon the performance of eight issuers in particular sectors of the Chinese and Indian economies – namely, the energy, telecommunications, IT services, pharmaceutical and automotive industries. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of Chinese and Indian issuers. If one or more component ADSs is delisted and, accordingly, removed from the basket, the basket may become more concentrated among a smaller number of sectors of the Chinese and Indian economies.

There are risks associated with investments whose return is dependent upon the performance of issuers in a limited number of countries

The return on the notes is dependent upon the performance of only Chinese and Indian issuers. Investing in securities whose return is dependent upon the performance of issuers in such a limited number of countries may cause the value of notes to be subject to greater volatility than an investment in securities whose performance and return is dependent upon more geographically diverse issuers.

In particular, Chinese and Indian securities markets may be more volatile than U.S. or other securities markets and market developments may affect Chinese or Indian companies differently from U.S. or other companies. Moreover, direct or indirect government intervention to stabilize the Chinese and Indian securities markets may affect trading prices and volumes in those markets and, therefore, the issuers of the component ADSs as well as the underlying shares and the component ADSs. See “—The Notes are subject to currency exchange risk”, above. Furthermore, securities prices in China and India are subject to political, economic, financial and social factors that apply in those countries, respectively. These factors, which could negatively affect the Chinese and Indian securities markets, include the possibility of recent or future changes in the Chinese or Indian government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Chinese or Indian companies or investments in Chinese or Indian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Chinese and Indian economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The effect that these factors may have on the issuers of the component ADSs and, therefore, the value of the notes, may be greater than that which would occur with securities whose return is based on the performance of more geographically diversified issuers.

The inclusion of commissions and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia is willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Wachovia, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

Our subsidiary, WBNA, is our agent for the purposes of determining, among other things; the quarterly returns, the supplemental payment amount and the maturity payment amount. Under certain circumstances, WBNA’s role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the closing price per share of the component ADSs can be calculated on a particular trading day. See the section entitled “Specific Terms of the Notes — Market

Disruption Event” on page S-21. WBNA is required to carry out its duties as calculation agent in good faith and using its reasonable judgment.

Wachovia or its affiliates may presently or from time to time engage in business with one or more of the component ADS issuers. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, Wachovia or its affiliates may acquire non-public information relating to these companies and, in addition, one or more affiliates of Wachovia may currently or in the future publish or distribute third-party research reports with respect to the component ADSs, and these reports may or may not recommend that investors sell a particular component ADS. It is important to note, too, that these recommendations are likely to change over time, whereas the composition of the component ADSs included in the basket will remain static, except to reflect adjustments in connection with certain corporate events relating to the component ADS issuers. Wachovia does not make any representation to any purchasers of the notes regarding any matters whatsoever relating to the component ADS issuers included in the basket. Any prospective purchaser of the notes should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of the component ADSs included in the basket does not necessarily reflect any investment or sell recommendations of Wachovia or its affiliates.

The calculation agent may postpone the determination of the supplemental payment amount and the maturity date if a market disruption event occurs on the final valuation date

The final valuation date and, therefore, the determination of the supplemental payment amount may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to a component ADS. If a postponement occurs, the calculation agent will use the closing price of the affected component ADS on the next succeeding trading day on which no market disruption event occurs or is continuing for purposes of calculating the supplemental payment amount. As a result, the maturity date for the notes would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the prices per share of any component ADS after the final valuation date. See “Specific Terms of the Notes — Market Disruption Event” beginning on page S-21.

U.S. taxpayers will be required to pay taxes on the notes each year

The notes will be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you hold your notes until maturity and the maturity payment is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent you previously accrued interest income in respect of the notes and thereafter will be capital loss. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, see “Supplemental Tax Considerations” beginning on page S-36.

Certain considerations for insurance companies and employee benefit plans

A fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, and that is considering purchasing the notes with the assets of a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition. These prohibitions are discussed in further detail under “Employee Retirement Income Security Act” on page S-39.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under “Legal Ownership”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series G”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The notes are also “Indexed Notes” and “Senior Notes”, each as described in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all Medium-Term Notes, Series G, are described in “Description of the Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described there are inconsistent with those described here, the terms described here are controlling.

We describe the terms of the notes in more detail below.

No Interest

While at maturity a beneficial owner of a note will receive a cash payment equal to the maturity payment amount, there will be no other payment of interest, periodic or otherwise.

Denominations

Wachovia will issue the notes in principal amount of $10 per note and integral multiples thereof.

Offering Price

Each note will be offered at an initial public offering price equal to $10.

Maturity Payment Amount

At maturity, for each note you own, you will receive a cash payment equal to the principal amount of the note plus a supplemental payment amount.

Determination of the supplemental payment amount

The “supplemental payment amount” will be determined by the calculation agent on the final valuation date and will equal the greater of (i) $0.50 and (ii) an amount per note equal to the principal amount of the note multiplied by the sum of the quarterly returns of the basket, subject to a maximum quarterly return in each quarterly valuation period of 7.0% to 7.5% (to be determined on the pricing date).

The “quarterly return” of the basket in each quarterly valuation period will be determined by the calculation agent on the ending quarterly valuation date for that quarterly valuation period and will equal the percentage change in the value of the basket as measured by the quarterly ending value of the basket relative to the quarterly starting value of the basket, subject to a maximum quarterly return in each quarterly valuation period of 7.0% to 7.5% (to be determined on the pricing date). The percentage change in the value of the basket in any quarterly valuation period is equal to a fraction, the numerator of which is the applicable quarterly ending value of the basket minus the applicable quarterly starting value of the basket, and the denominator of which is the applicable quarterly starting value of the basket. The calculation agent will determine the sum of the quarterly returns of the basket and the supplemental payment amount on the final valuation date.

The “quarterly starting value” of the basket on each starting quarterly valuation date will equal the sum of the products of (i) the exchange ratio of each component ADS and (ii) the closing price of the component ADS on the relevant starting quarterly valuation date.

The “quarterly ending value” of the basket on each ending quarterly valuation date will equal the sum of the products of (i) the exchange ratio of each component ADS and (ii) the closing price of the component ADS on the relevant ending quarterly valuation date.

The “starting quarterly valuation date” means the valuation date at the beginning of each quarterly valuation period, provided that the first starting quarterly valuation date will be the pricing date. The value of the basket on the pricing date will be $10.

The “ending quarterly valuation date” means the valuation date at the end of each quarterly valuation period, provided that the final ending valuation date will be September •, 2011, which we refer to as the “final valuation date”.

Each “quarterly valuation period” will begin on a valuation date and end on the immediately following valuation date, provided that the first quarterly valuation period will begin on the pricing date and end on the valuation date of December 30, 2006.

The “valuation dates” are March 30, June 30, September 30 and December 30 in each year. If any of the valuation dates occurs on a day that is not a trading day, that valuation date will be the next day that is a trading day, and if the calculation agent determines that a market disruption event has occurred or is continuing with respect to a component ADS on a valuation date, then such valuation date with respect to that component ADS only will be postponed to the immediately succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing, provided, however, that in no event would any valuation date be postponed for more than ten trading days.

The table below provides the following information for each component ADS in the basket: the name of the component ADS and component ADS issuer, the country of the component ADS issuer, the exchange ratio for the component ADS, the closing price of the component ADS on the pricing date and the component ADS’s initial percentage and initial dollar value of the basket weight.

Component ADS	Country	Exchange Ratio	Closing Price on Pricing Date	Percentage of Initial Basket Weight	Initial U.S. Dollar Value
PetroChina Company Limited	China	•	•	12.50%	$1.25
China Mobile Limited	China	•	•	12.50%	$1.25
China Petroleum & Chemical Corporation	China	•	•	12.50%	$1.25
China Telecom Corporation Limited.	China	•	•	12.50%	$1.25
Infosys Technologies Limited	India	•	•	12.50%	$1.25
Wipro Limited	India	•	•	12.50%	$1.25
Dr. Reddy’s Laboratories Limited	India	•	•	12.50%	$1.25
Tata Motors Limited	India	•	•	12.50%	$1.25

Determination of the exchange ratio

The “exchange ratio” with respect to each component ADS will equal (i) the initial dollar value of each component ADS divided by (ii) the closing price of each component ADS on the pricing date. The initial dollar value of each component ADS will be equal to the percentage of the initial basket weight, in each case 1/8th, or 12.50%, times $10, the principal amount per note. The exchange ratio of each component ADS will be determined on the pricing date. The exchange ratio for each component ADS will remain constant for the term of the notes unless adjusted for certain corporate events relating to the issuer of such component ADS. See “Specific Terms of the Notes —Antidilution Adjustments”. In addition, the exchange ratio for each component ADS and the composition of the basket will be adjusted if any component ADS is no longer listed and a class of ordinary shares, H shares or equity shares of the issuer of that component ADS, as applicable, is not then listed on the Nasdaq National Market, the NYSE or other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system. In such circumstances, the component ADS will be removed from the basket, and the value of that removed component ADS will be distributed among the remaining component ADSs according to their then relative weightings in the basket. To effect the basket adjustment, the exchange ratio of each remaining component ADS will be increased by a number of shares, or fraction of a share, of such component ADS with a value equal to its then proportionate weighting in the basket of the value, per note, of the removed component ADS. See “Specific Terms of the Notes — Antidilution Adjustments — Delisting of a Component ADS”.

The “maturity date” is September 30, 2011, subject to extension in the event of a market disruption event of the postponement of the final valuation date due to a market disruption event or otherwise. If the final valuation date is postponed, then the maturity date of the notes will be postponed by an equal number of trading days. If the maturity date falls on a day that is not a business day, the maturity date will be the next succeeding day that is a business day.

A “business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq National Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

If any payment is due on the notes on a day which is not a day on which commercial banks settle payments in The City of New York, then such payment may then be made on the next succeeding day that is a day on which commercial banks settle payments in The City of New York, in the same amount and with the same effect as if paid on the initial due date.

WBNA, our subsidiary, will serve as the calculation agent. All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on Wachovia and the holders and beneficial owners of the notes. Wachovia may at any time change the calculation agent without notice to holders of notes.

U.S. Bank National Association will serve as the U.S. registrar and the domestic paying agent.

Closing Price

The closing price for one share of a component ADS (or one unit of any other security for which a closing price must be determined) on any business day means:

•	if the component ADS (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the component ADS (or any such other security) is listed or admitted to trading,

•	if the component ADS (or any such other security) is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

•	if the component ADS (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the component ADS (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the closing price per share of the component ADS (or one unit of any such other security) on any business day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day.

If the last reported sale price or Nasdaq official closing price, as applicable, for the component ADS (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any business day will be the mean, as determined by the calculation agent, of the bid prices for the component ADS (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wachovia Capital Markets, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “security of the Nasdaq National Market” will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Market Disruption Event

A market disruption event with respect to any component ADS and with respect to the underlying shares of the component ADS issuers, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•	a suspension, absence or material limitation of trading in a component ADS on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in option or futures contracts relating to a component ADS or the underlying shares of the respective component ADS issuer, if available, in the primary market for those contracts for more than two hours of trading or during the one-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	if a component ADS does not trade on the NYSE, the American Stock Exchange, the Nasdaq National Market or what was the primary market for such component ADS or the underlying shares of the respective component ADS issuer, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading in a component ADS or the underlying shares of the respective component ADS issuer on its primary market, but only if the limitation results from an announced change in the regular trading hours of the relevant market; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to a component ADS or the underlying shares of the respective component ADS issuer.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts relating to a component ADS or the underlying shares of the respective component ADS issuer, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to a component ADS or the underlying shares of the respective component ADS issuer, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market;

•	an imbalance of orders relating to those contracts; or

•	a disparity in bid and asked quotes relating to those contracts will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to a component ADS in the primary market for those contracts.

Antidilution Adjustments

The exchange ratio of each component ADS is subject to adjustment by the calculation agent as a result of the dilution, reorganization and delisting adjustments described in this section. The adjustments described below do not cover all events that could affect the market value of your notes. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page S-15.

How adjustments will be made

If one of the events described below occurs with respect to a component ADS and the calculation agent determines that the event has a dilutive or concentrative effect on the market price of that component ADS, the calculation agent will calculate a corresponding adjustment to the exchange ratio as the calculation agent deems appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one split, then the exchange ratio will be adjusted by the calculation agent by multiplying the existing exchange ratio by a fraction whose numerator is the number of the component ADSs outstanding immediately after the stock split and whose denominator is the number of the component ADSs outstanding immediately prior to the stock split. Consequently, the exchange ratio will be adjusted to double the prior exchange ratio, if there is a corresponding decrease in the market price of the component ADS.

The calculation agent will also determine the effective date of that adjustment, and the replacement of a component ADS, if applicable, in the event of consolidation or merger or certain other events in respect of a component ADS issuer. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the exchange ratio. The calculation agent will not be required to make any adjustments to the exchange ratio after the close of business on the fifth trading day immediately prior to the maturity date. In no event, however, will an antidilution adjustment to an exchange ratio during the term of the notes be deemed to change the principal amount per note, which is fixed at $10.

If more than one event requiring adjustment occurs with respect to a component ADS, the calculation agent will make an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having made an adjustment for the first event, the calculation agent will adjust the exchange ratio for the second event, applying the required adjustment to the exchange ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust an exchange ratio unless the adjustment would result in a change to the exchange ratio then in effect of at least 0.1%. The exchange ratio resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

If an event requiring an antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result, including, without limitation, the right to make necessary adjustments to account for differences in exchange rates. In addition, if any event requiring an adjustment to be made to any exchange ratio would result in a different adjustment with respect to a component ADS than with respect to the corresponding underlying shares, the calculation agent will adjust the exchange ratio for such component ADS based solely on the effect of such event on the component ADS but may, in its sole discretion, make any further or additional adjustments to the exchange ratio to account for any such event which would require a different adjustment with respect to the corresponding underlying shares. Furthermore, with respect to a component ADS, in the event that the issuer of such component ADS or the depositary for such component ADS elects, in the absence of any of the events described below, to change the number of underlying shares that are represented by such component ADS, the exchange ratio for such component ADS on any trading day after the change becomes effective will be proportionately adjusted by the calculation agent.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event with respect to a component ADS or to a corresponding underlying share which would require adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of these determinations by the calculation agent. The calculation agent will provide information about the adjustments that it makes upon your written request.

No adjustments will be made for certain other events, such as offerings of common stock by a component ADS issuer for cash or in connection with the occurrence of a partial tender or exchange offer for a component ADS by its component ADS issuer.

The following events are those that may require an antidilution adjustment of an exchange ratio:

•	a subdivision, consolidation or reclassification of a component ADS or a distribution or dividend of a component ADS to existing holders of the component ADS by way of bonus, capitalization or similar issue;

•	a distribution or dividend to existing holders of a component ADS of:

•	shares of the component ADS,

•	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of its component ADS issuer equally or proportionately with such payments to holders of the component ADS, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

•	the declaration by a component ADS issuer of an extraordinary or special dividend or other distribution whether in cash or shares of the component ADS or other assets;

•	a repurchase by a component ADS issuer of its common stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

•	any other similar event that may have a dilutive or concentrative effect on the market price of a component ADS; and

•	a consolidation of a component ADS issuer with another company or merger of its component ADS issuer with another company.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a component ADS (or its respective underlying shares) is subject to a stock split or a reverse stock split, then once the split has become effective the calculation agent will adjust the exchange ratio to equal the product of the prior exchange ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of the component ADS; provided, however, that, with respect to a component ADS, if (and to the extent that) the component ADS issuer or the depositary for such component ADS has adjusted the number of underlying shares represented by each component ADS so that the price of the component ADS would not be affected by such stock split or reverse stock split, no adjustment to the exchange ratio shall be made.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If a component ADS (or the respective underlying shares) is subject (i) to a stock dividend payable in shares of that component ADS or the respective underlying shares that is given ratably to all holders of the component ADS or (ii) to a distribution of that component ADS, or the respective underlying shares of the issuer of a component ADS, as a result of the triggering of any provision of the corporate charter of the issuer of such component ADS, then once the dividend has become effective the calculation agent will adjust the exchange ratio on the ex-dividend date to equal the sum of the prior exchange ratio plus the product of:

•	the number of shares issued with respect to one component ADS, and

•	the prior exchange ratio;

provided, however, that, if (and to the extent that) the issuer of such component ADS or the depositary for the component ADS has adjusted the number of the respective underlying shares represented by each component ADS so that the price of the component ADS would not be affected by such stock dividend or stock distribution, no adjustment to the exchange ratio shall be made. The ex-dividend date for any dividend or other distribution is the first day on and after which a component ADS trades without the right to receive that dividend or distribution.

No Adjustments for Other Dividends and Distributions

The exchange ratio will not be adjusted to reflect dividends, including cash dividends, or other distributions paid with respect to a component ADS, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described in “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “— Reorganization Events” beginning on page S-26, and

•	extraordinary dividends described below.

An “extraordinary dividend” means each of (a) the full amount per component ADS of any cash dividend or special dividend or distribution that is identified by its component ADS issuer as an extraordinary or special dividend or distribution, (b) the excess of any cash dividend or other cash distribution (that is not otherwise identified by the component ADS issuer as an extraordinary or special dividend or distribution) distributed per component ADS over the immediately preceding cash dividend or other cash distribution, if any, per component ADS that did not include an extraordinary dividend (as adjusted for any subsequent corporate event requiring an adjustment as described in this prospectus supplement, such as a stock split or reverse stock split) if such excess portion of the dividend or distribution is more than 5% of the closing price of the component ADS on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the component ADS on an organized securities exchange or trading system no longer carry the right to receive that cash dividend or other cash distribution) for the payment of such cash dividend or other cash distribution (such closing price, the “base closing price”) and (c) the full cash value of any non-cash dividend or distribution per component ADS (excluding marketable securities, as defined below).

If a component ADS is subject to an extraordinary dividend, then once the extraordinary dividend has become effective the calculation agent will adjust the exchange ratio on the ex-dividend date to equal the product of:

•	the prior exchange ratio, and

•	a fraction, the numerator of which is the base closing price of the component ADS on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of the component ADS on the trading day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, the initiation by a component ADS issuer of an ordinary dividend on its component ADS or any announced increase in the ordinary dividend on its component ADS will not constitute an extraordinary dividend requiring an adjustment. Additionally, for a component ADS, cash dividends or other distributions paid on the underlying shares represented by such component ADS shall not be considered extraordinary dividends unless the net amount of such cash dividends or other distributions, when passed through to the holder of such component ADS, would constitute extraordinary dividends as described above.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, in its sole discretion. A distribution on a component ADS that is a dividend payable in the component ADS, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the number of the component ADSs only as described in “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a component ADS issuer issues transferable rights or warrants to all holders of its component ADS to subscribe for or purchase the component ADS at an exercise price per component ADS that is less than the closing price of the component ADS on both (i) the date the exercise price of such rights or warrants is determined and (ii) the trading day before the ex-dividend date for the issuance, then the exchange ratio will be adjusted to equal the product of:

•	the prior exchange ratio, and

•	a fraction, (1) the numerator of which will be the number of the component ADSs outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional component ADSs offered for subscription or purchase pursuant to the rights or warrants and (2) the denominator of which will be the number of component ADSs outstanding at the close of trading on the trading day before the ex-dividend date (as adjusted for any subsequent event requiring an adjustment hereunder) plus the number of additional component ADSs (referred to herein as the additional component ADS) that the aggregate offering price of the total number of the component ADSs so offered for subscription or purchase pursuant to the rights or warrants would purchase at the closing price on the trading day before the ex-dividend date for the issuance.

The number of additional component ADSs will be equal to:

•	the product of (1) the total number of additional component ADSs offered for subscription or purchase pursuant to the rights or warrants and (2) the exercise price of the rights or warrants, divided by

•	the closing price of the component ADSs on the trading day before the ex-dividend date for the issuance.

If the number of component ADSs actually delivered in respect of the rights or warrants differs from the number of component ADSs offered in respect of the rights or warrants, then the exchange ratio will promptly be readjusted to the exchange ratio that would have been in effect had the adjustment been made on the basis of the number of component ADSs actually delivered in respect of the rights or warrants; provided, however, that, if (and to the extent that) the issuer of such component ADS or the depositary for the component ADS has adjusted the number of the respective underlying shares represented by each component ADS so that the price of the component ADS would not be affected by such issuance of transferable rights or warrants, no adjustment to the exchange ratio shall be made.

Reorganization Events

Each of the following is a reorganization event:

•	a component ADS is reclassified or changed;

•	a component ADS issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all of its outstanding component ADSs are exchanged for or converted into other property;

•	a statutory share exchange involving outstanding component ADSs and the securities of another entity occurs, other than as part of an event described above;

•	a component ADS issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity; and

•	a component ADS issuer effects a spin-off, other than as part of an event described above (in a spin-off, a corporation issues to all holders of its common stock equity securities of another issuer); or an component ADS issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer, or a going private transaction is consummated, for all the outstanding component ADSs.

To the extent that any such reorganization event occurs with respect to the underlying shares relating to a component ADS, the calculation agent may, in its sole discretion, make an adjustment to the exchange ratio for such component ADS in a manner similar to that which is described below with a view to offsetting, to the extent practical, any change in your economic position relative to your notes that results solely from that event.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the exchange ratio to reflect the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a prior holder of the number of component ADSs represented by its investment in the notes would have been entitled to in relation to an amount of component ADSs equal to what a holder of component ADSs would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of the distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant trading day. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of a component ADS may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the component ADS that makes no election, as determined by the calculation agent in its sole discretion.

If any reorganization event occurs, in each case as a result of which the holders of a component ADS receive any equity security listed on a national securities exchange or traded on the Nasdaq National Market, which we refer to as a “marketable security”, other securities or other property, assets or cash, which we collectively refer to as “exchange property”, the amount payable upon exchange at maturity with respect to the principal amount of each note following the effective date for such reorganization event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the exchange ratio will be determined in accordance with the following and, for purposes of certain calculations and determinations in respect of the notes, such as the determination of the supplemental payment amount, the term “component ADS” in this prospectus supplement will be deemed to mean:

(a)	if the component ADS continues to be outstanding, the component ADS (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect on the valuation date (taking into account any adjustments for any distributions described under paragraph (c)(1) below); and

(b)	for each marketable security received in such reorganization event, which we refer to as a “new stock”, including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the component ADS, the number of shares of the new stock received with respect to one component ADS multiplied by the exchange ratio for the component ADS on the trading day immediately prior to the effective date of the reorganization event (the “new stock exchange ratio”), as adjusted to the valuation date; and

(c)	for any cash and any other property or securities other than marketable securities received in such reorganization event, which we refer to as “non-stock exchange property”,

(1)	if the component ADS continues to be outstanding, a number of component ADSs, determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event, with an aggregate value equal to the exchange ratio in effect for the component ADS on such trading day multiplied by a fraction, the numerator of which is the value of the non-stock exchange property on such trading day and the denominator of which is the amount by which the closing price of the component ADS exceeds the value of the non-stock exchange property on such trading day; and the number of such component ADSs determined in accordance with this clause will be added at the time of such adjustment to the exchange ratio calculated under (a) above,

(2)	if the component ADS is surrendered for exchange property that includes new stock:

(i) if the new stock is a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the trading day immediately prior to the effective date of such reorganization event with an aggregate value equal to (x) the new stock exchange ratio as calculated under (b) above (without taking into account the additional shares in this provision) multiplied by (y) a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per component ADS and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per component ADS, and

(ii) if the new stock is not a marketable security in existence prior to the effective date of the reorganization event, a number of shares of the new stock determined by the calculation agent on the effective date of such reorganization event (or the following trading day if such day is not a trading day or if a market disruption event occurs or is continuing on such day) with an aggregate value equal to the new stock exchange ratio in effect for the new stock on such trading day multiplied by a fraction, the numerator of which is the value on such trading day of the non-stock exchange property received per component ADS and the denominator of which is the amount by which the closing price of the new stock exceeds the value on such trading day of the non-stock exchange property received per component ADS, where the number of such shares of the new stock determined in accordance with this clause will be added to the new stock exchange ratio as calculated under (b) above either at the time of such adjustment, in the case of clause (i) above, or on the date of determination of additional shares, in case of clause (ii) above,

(3)	if the component ADS is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event, any marketable security of the surviving entity, which shall be chosen by the calculation agent in its sole discretion, or

(4)

if the component ADS is surrendered exclusively for non-stock exchange property of the surviving entity in a reorganization event which has no marketable securities, or if there is no surviving entity (in each case, a “reference basket event”), an initially equal dollar weighted basket of three reference basket stocks (as defined below) with an aggregate value on the effective date of such reorganization event equal to the value of the non-stock exchange property multiplied by the exchange ratio in effect for the component ADS on the trading day immediately prior to the effective date of such reorganization event.

If a reorganization event occurs with respect to the shares of a component ADS and the calculation agent adjusts the exchange ratio to reflect the distribution property in the event as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, comprising the new exchange ratio. The calculation agent will do so to the same extent that it would make adjustments if the shares of the component ADS were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares of the component ADS, the required adjustment will be made with respect to that component as if it alone were the number of shares of the component ADS.

For example, if a component ADS issuer merges into another company and each share of that component ADS is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the shares of the component ADS will be adjusted to reflect two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the exchange ratio to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were shares of the component ADS. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares of the component ADS (with no interest adjustment). Consequently, the final stock price will include the final value of the two shares of the surviving company and the cash.

For purposes of adjustments for reorganization events, in the case of a consummated tender or exchange offer or going-private transaction involving exchange property of a particular type, exchange property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Reference Basket Events

Following the occurrence of a reference basket event described in paragraph (c)(4) above, the maturity payment amount for each note will be determined by reference to reference basket stocks at the basket stock exchange ratio then in effect for each such reference basket stock as determined in accordance with the following paragraph.

The “reference basket stocks” will be the three stocks with the largest market capitalization among the stocks that then comprise the S&P 500 Index (or, if publication of such Index is discontinued, any successor or substitute index selected by the calculation agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC code”) as the relevant component ADS issuer; provided, however, that a reference basket stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Wachovia or any of its affiliates that would materially limit the ability of Wachovia or any of its affiliates to hedge the securities with respect to such stock. In the event that three reference basket stocks cannot be identified from the S&P 500 Index by primary SIC code for which there is no trading restriction, the remaining reference basket stock(s) will be selected by the calculation agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC code for the relevant component ADS issuer. Each reference basket stock will be assigned a basket stock exchange ratio equal to the number of shares of such reference basket stock with a closing price on the effective date of such reorganization event equal to the product of (a) the value of the non-stock exchange property, (b) the exchange ratio in effect for the component ADS on the trading day immediately prior to the effective date of such reorganization event and (c) 0.3333333.

Delisting of a Component ADS

In the event of a public announcement that a component ADS will no longer be listed on the Nasdaq National Market, the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system (and such announcement is not a response that would otherwise give rise to an adjustment to the component ADS as described above in “—Antidilution Adjustments”), that component ADS will be removed from the basket effective as of the trading day prior to the first date on which such component ADS is no longer listed and a class of ordinary shares, H shares or equity shares of the issuer of such component ADS is not then listed on the Nasdaq National Market, the NYSE or any other primary U.S. securities exchange or traded through facilities of a U.S. national securities system (the “delisting date”) and the exchange ratio of each remaining component ADS will be adjusted as described in the following sentence. The calculation agent will, as of the close of trading on the trading day prior to the delisting date (if such announcement is made after trading hours on a trading day or on a non-trading day, the announcement of such event will be deemed to have occurred on the next trading day), increase the exchange ratio of each remaining component ADS by a number of component ADSs equal to the amount obtained by multiplying (A) the product of the closing price of the delisted component ADS and the exchange ratio of such component ADS, each determined by the calculation agent on such trading day, by (B) a fraction the numerator of which is the product of the closing price of such delisted component ADS and the exchange ratio of such component ADS each as of such trading day and the denominator of which is the sum of the products of the closing price of each of the remaining component ADS and the corresponding exchange ratio of such component ADS, each determined by the calculation agent on such trading day. The calculation agent will make, and will not reverse, this adjustment, even if the delisted component ADS is subsequently listed on the Nasdaq National Market, the NYSE or other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system at a later date.

No adjustments will be made to the basket pursuant to a delisting described above if the calculation agent determines that such adjustments are not necessary in light of adjustments made, or to be made, pursuant to “Reorganization Events”, and its determinations with respect thereto shall be conclusive in the absence of manifest error.

If a closing price for a component ADS is no longer available for whatever reason, including the liquidation of the issuer of such component ADS or the subsection of such issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such component ADS will equal zero for so long as no closing price is available. Subject to the provisions above regarding delisting of a component ADS, there will be no substitution for any such component ADS (other than in the event of the listing or trading in the United States of the relevant underlying shares). In the event that a component ADS is no longer listed on the Nasdaq National Market, the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system and underlying shares are then listed on the Nasdaq National Market, the NYSE or any other primary U.S. securities exchange or traded through the facilities of a U.S. national securities system, the calculation agent in its sole discretion will adjust the exchange ratio for such component ADS such that the product of the last reported sale price of such component ADS and its exchange ratio at the last time such component ADS was listed or traded equals the product of the last reported sale price of the related underlying share and such adjusted exchange ratio at such time.

Events of Default and Acceleration

In case an event of default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a security upon any acceleration permitted by the notes, with respect to the principal amount of each security will be equal to the maturity payment amount, calculated as though the date of early repayment were the maturity date of the notes. If a bankruptcy proceeding is commenced in respect of Wachovia, the claim of the beneficial owner of a security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.

In case of default in payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

THE BASKET

The basket consists of eight American Depositary Shares relating to the ordinary shares, H shares and equity shares, as applicable, of the following eight Chinese and Indian companies: PetroChina Company Limited, China Mobile Limited, China Petroleum & Chemical Corporation, China Telecom Corporation Limited, Infosys Technologies Limited, Wipro Limited, Dr. Reddy’s Laboratories Limited and Tata Motors Limited. The basket is initially equally weighted among the component ADSs.

The Component ADS Issuers

Provided below is a brief description of the each component ADS issuer obtained from publicly available information published by the component ADS issuer.

PetroChina Company Limited, a Chinese company, is engaged in a broad range of petroleum and natural gas related activities, including the exploration, development, production and sale of crude oil and natural gas; the refining, transportation, storage and marketing of crude oil and petroleum products; the production and marketing of basic petrochemical products, derivative chemical products and other chemical products; and the transmission and storage of crude oil, refined products and natural gas as well as the sale of natural gas.

China Mobile Limited provides mobile telecommunications and related services in provinces, autonomous regions and directly administered municipalities in China through a unified, contiguous all-digital mobile network. China Mobile Limited offers mobile telecommunications services principally using the Global System for Mobile Communications, or GSM, standard.

China Petroleum & Chemical Corporation is an integrated energy and chemical company with upstream, midstream and downstream operations. The principal operations of China Petroleum & Chemical Corporation and its subsidiaries include exploring for and developing, producing and trading crude oil and natural gas, processing crude oil into refined oil products, producing refined oil products and trading, transporting, distributing and marketing refined oil products, and producing, distributing and trading petrochemical products. China Petroleum & Chemical Corporation has five operating segments: exploration and production, refining, marketing and distribution, chemicals, and corporate and others.

China Telecom Corporation Limited is a telecommunications and information service provider in China. Its principal businesses includes provision of wireline telecommunications and other relevant services, including local telephone, domestic long-distance telephone, international long-distance telephone, Internet and managed data, leased line and other related services to its subscribers within its service area.

Infosys Technologies Limited, an Indian company, defines, designs and delivers IT-enabled business solutions to its clients and provides comprehensive end-to-end business solutions that leverage technology for its clients, including consulting, design, development, software re-engineering, maintenance, systems integration, package evaluation and implementation and infrastructure management services.

Wipro Limited is a leading global IT services company and provides a comprehensive range of IT services, software solutions, IT consulting, business process outsourcing, or BPO, services and research and development services in the areas of hardware and software design to leading companies worldwide. It operates in four business segments: IT Services and Products, which is referred to as Wipro Technologies, and which provides IT services to international companies; Business Process Outsourcing (BPO) Services, which is referred to as Wipro BPO, and which is a third-party offshore BPO provider in India; India and AsiaPac IT Services and Products, which focuses primarily on meeting the IT products and services requirements of companies in India, Asia-Pacific and the Middle East region, and Consumer Care and Lighting, which operates in niche markets in the areas of soaps, toiletries and lighting products for the Indian market.

Dr. Reddy’s Laboratories Limited, an Indian company, is a global pharmaceutical company with research capabilities. It produces active pharmaceutical ingredients, and finished dosage forms and biotechnology products, and markets them globally, with a focus on India, the United States, Europe and Russia. Dr. Reddy’s Laboratories Limited conducts basic research in the areas of cancer, diabetes, cardiovascular disease, inflammation and bacterial infection. It operates in five segments: formulations, active pharmaceutical ingredients and intermediates (API), generics, critical care and biotechnology, and drug discovery.

Tata Motors Limited, an Indian company, is mainly engaged in the business of automobile products consisting of all types of commercial and passenger vehicles, including financing of the vehicles sold by the company. Its automotive operations business segment includes the design, manufacture, assembly and sale of trucks (including pick-ups) and buses having a GVW ranging from below one ton to 40 metric tons, passenger cars, utility vehicles and related parts and accessories, and a financing business for its vehicles. Its other operations business segment includes an information technology related business, construction equipment manufacturing, automotive vehicle components and supply chain activities, machine tools and factory automation solutions, high-precision tooling and plastic and electronic components for automotive and computer applications, automotive retailing and service operations, and real estate and investment businesses.

The component ADSs are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the component ADS issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by PetroChina Company Limited, China Mobile Limited, China Petroleum & Chemical Corporation, China Telecom Corporation Limited, Infosys Technologies Limited, Wipro Limited, Dr. Reddy’s Laboratories Limited and Tata Motors Limited under the Exchange Act can be located by reference to SEC files numbers 001-15006, 333-12222, 001-15138, 001-31517, 000-25383, 001-16139, 001-15182 and 001-32294, respectively.

Historical Closing Values of the Basket

The basket is not a recognized market index. The basket was created solely for purposes of the offering of the notes and will be calculated solely during the term of the notes. The historical closing values of the basket, as calculated solely for the purposes of the offering of the notes, are a hypothetical calculation of the basket, based on an equal weighting of the component ADSs as of October 1, 2004. The exchange ratios of the component ADSs in this hypothetical basket are therefore different from the weightings of the current exchange ratios of the component ADSs in the basket. The historical closing values of the hypothetical basket fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing value of the hypothetical basket during any period shown below is not an indication that the annual percentage change in the value of the basket is more likely to be positive or negative during the term of the notes. The historical values do not give an indication of future values of the basket. We cannot make any assurance that the future values of the basket or the future prices per share of the component ADSs will result in holders of the notes receiving a maturity payment amount greater than 105% of the principal amount of their notes on the maturity date. We do not make any representation to you as to the performance of the basket or the component ADSs.

We obtained the closing prices per share of the component ADSs used to calculate the historical values of the hypothetical basket from Bloomberg L.P., without independent verification. The actual closing prices of the component ADSs and the value of the basket at or near the value of the valuation dates may bear little relation to the historical values shown below.

Set forth below are a table and graph that show the historical performance of a hypothetical basket from October 1, 2004 to September 27, 2006, as though the basket had been in existence since October 1, 2004 with a starting value of $10.00 and exchange ratios for the component ADSs underlying the hypothetical basket determined as of that date. The table sets forth the high and low closing values of the hypothetical basket at the end of each quarter from October 1, 2004 to June 30, 2006 and the period from July 1, 2006 through September 27, 2006. On September 27, 2006, the closing value of the hypothetical basket was $17.89. Past movements of the hypothetical basket are not indicative of future values of the basket.

Quarterly High, Low and Closing Value of the Basket

Quarter-Start Date	Quarter-End Date	High Closing Value of the Basket	Low Closing Value of the Basket	Quarter- End Closing Value of the Basket
10/01/2004	12/31/2004	$11.97	$10.35	$11.89

01/01/2005	03/31/2005	11.92	10.63	11.27
04/01/2005	06/30/2005	11.77	10.47	11.77
07/01/2005	09/31/2005	13.26	11.81	13.26
10/01/2005	12/31/2005	14.26	11.88	14.09

01/01/2006	03/31/2006	17.05	14.09	17.05
04/01/2005	06/30/2006	18.78	13.78	16.05
07/01/2005	09/27/2006	17.89	15.33	17.89

Although the basket is not a recognized market index, the following graph depicts the historical performance of the hypothetical basket as it would have occurred from September 27, 2004 to September 27, 2006 as though the basket had been in existence since September 27, 2004 with a starting value of $10.00 and exchange ratios for the component indices determined as of that date.

Any historical upward or downward trend in the value of the hypothetical basket during any period shown above is not an indication that the value of the basket is more or less likely to increase or decrease at any time during the term of the notes. The historical values of the hypothetical basket do not give any indication of the future performance of the basket and Wachovia cannot make any assurance regarding the future performance of the basket.

Historical Closing Prices of the Component ADSs

The following tables set forth the published high and low closing prices of the component ADSs as well as the closing price of the component ADSs at the end of each quarter from October 1, 2004 through June 30, 2006 and the period from July 1, 2006 through September 27, 2006. On September 27, 2006, the closing price of PetroChina Company Limited, China Mobile Limited, China Petroleum & Chemical Corporation, China Telecom Corporation Limited, Infosys Technologies Limited, Wipro Limited, Dr. Reddy’s Laboratories Limited and Tata Motors Limited was $107.08, $35.25, $62.16, $35.86, $48.24, $13.03, $16.13 and $18.64, respectively. Past movements of the component ADSs are not indicative of future prices.

Quarterly High, Low and Closing Price of PetroChina Company Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$56.60	$52.22	$53.69

01/01/2005	03/31/2005	65.36	51.65	63.22
04/01/2005	06/30/2005	74.65	59.71	73.45
07/01/2005	09/31/2005	94.50	74.95	83.37
10/01/2005	12/31/2005	83.70	72.70	81.96
01/01/2006	03/31/2006	104.95	83.50	104.95

04/01/2005	06/30/2006	122.75	90.63	107.97
07/01/2005	09/27/2006	117.20	104.60	107.08

Quarterly High, Low and Closing Price of China Mobile Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$17.32	$14.39	$17.16

01/01/2005	03/31/2005	17.10	14.91	16.41
04/01/2005	06/30/2005	19.17	16.20	18.59
07/01/2005	09/31/2005	24.86	17.93	24.64

10/01/2005	12/31/2005	25.66	21.70	24.04
01/01/2006	03/31/2006	26.91	22.82	26.54
04/01/2005	06/30/2006	30.93	24.76	28.61
07/01/2005	09/27/2006	36.25	27.94	35.25

Quarterly High, Low and Closing Price of China Petroleum & Chemical Corporation

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$42.31	$37.95	$40.99

01/01/2005	03/31/2005	45.42	38.26	40.77
04/01/2005	06/30/2005	41.08	35.55	39.02
07/01/2005	09/31/2005	47.48	38.47	45.26
10/01/2005	12/31/2005	50.58	39.80	49.60

01/01/2006	03/31/2006	63.73	50.29	58.36
04/01/2005	06/30/2006	71.94	47.40	57.24
07/01/2005	09/27/2006	63.12	53.17	62.16

Quarterly High, Low and Closing Price of China Telecom Corporation Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$38.39	$31.53	$36.80

01/01/2005	03/31/2005	39.31	34.26	34.84
04/01/2005	06/30/2005	36.16	33.45	35.60
07/01/2005	09/31/2005	40.91	35.70	37.69
10/01/2005	12/31/2005	38.80	32.47	36.58

01/01/2006	03/31/2006	39.46	34.72	35.40
04/01/2005	06/30/2006	37.01	29.62	32.40
07/01/2005	09/27/2006	36.02	31.12	35.86

Quarterly High, Low and Closing Price of Infosys Technologies Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$36.00	$27.90	$34.66

01/01/2005	03/31/2005	38.61	30.26	36.87
04/01/2005	06/30/2005	38.80	28.30	38.80
07/01/2005	09/31/2005	38.96	33.85	37.14
10/01/2005	12/31/2005	41.27	32.80	40.43

01/01/2006	03/31/2006	40.98	34.18	38.93
04/01/2005	06/30/2006	42.39	32.86	38.21
07/01/2005	09/27/2006	48.24	38.18	48.24

Quarterly High, Low and Closing Price of Wipro Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$12.76	$9.65	$12.33

01/01/2005	03/31/2005	12.31	9.93	10.21
04/01/2005	06/30/2005	10.96	8.84	10.43
07/01/2005	09/31/2005	10.75	9.36	10.36
10/01/2005	12/31/2005	12.58	9.87	11.95

01/01/2006	03/31/2006	14.93	11.95	14.87
04/01/2005	06/30/2006	15.27	10.35	12.83
07/01/2005	09/27/2006	13.20	11.30	13.03

Quarterly High, Low and Closing Price of Dr. Reddy’s Laboratories Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$9.92	$8.13	$9.92

01/01/2005	03/31/2005	9.86	8.39	8.57
04/01/2005	06/30/2005	8.76	7.56	8.46
07/01/2005	09/31/2005	9.82	8.55	9.73
10/01/2005	12/31/2005	10.93	8.96	10.80

01/01/2006	03/31/2006	16.38	10.90	15.70
04/01/2005	06/30/2006	19.06	12.50	13.85
07/01/2005	09/27/2006	16.31	13.31	16.13

Quarterly High, Low and Closing Price of Tata Motors Limited

Quarter-Start Date	Quarter-End Date	High Closing Price of the Component ADS	Low Closing Price of the Component ADS	Quarter- End Closing Price of the Component ADS
10/01/2004	12/31/2004	$11.92	$8.73	$11.92

01/01/2005	03/31/2005	12.06	9.40	9.70
04/01/2005	06/30/2005	10.38	9.25	9.68
07/01/2005	09/31/2005	12.41	9.70	12.33
10/01/2005	12/31/2005	14.37	10.44	14.37

01/01/2006	03/31/2006	21.46	13.93	20.84
04/01/2005	06/30/2006	21.96	14.91	17.25
07/01/2005	09/27/2006	19.50	14.27	18.64

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the notes. The following does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based on the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

Supplemental U.S. Tax Considerations

The discussion below supplements the discussion under “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under “United States Alien Holders” below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes. The adjusted issue price of the notes will equal the original offering price for the notes plus any interest that has accrued on the notes (under the rules governing contingent payments obligations).

We have determined that the comparable yield for the notes is equal to •% per annum, compounded •, with a projected payment at maturity of $• based on an investment of $10. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $10 note) as of End of Accrual Period
Original Issue Date through December 31, 2006
January 1, 2007 through December 31, 2007
January 1, 2008 through December 31, 2008
January 1, 2009 through December 31, 2009
January 1, 2010 through December 31, 2010
January 1, 2011 through September 30, 2011

However, if the amount you receive at maturity is greater than $•, you would be required to increase the amount of ordinary income that you recognize in 2011 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $•, you would be required to make an adjustment as described below under “Treatment Upon Sale or Maturity”.

You are required to use the comparable yield and projected payment schedule above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. Any Form 1099 OID accrued interest will be based on such comparable yield and projected payment schedule.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If the notes are listed on the American Stock Exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the notes to the extent that the yield on the notes, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for the notes. The applicable U.S. federal rate will be the U.S. federal short-term rate, if your note is expected to mature within three years of the date you purchase your note, or the U.S. federal mid-term rate, if your note is expected to mature more than three years from the date you purchase your note. These rates are published monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short-term and mid-term U.S. government obligations, respectively.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize on the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss on the sale or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at that time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your notes under the rules set forth above.

Any gain you may recognize on the sale or maturity of the notes will be ordinary interest income. Any loss you may recognize upon the sale of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you hold your notes until maturity and the maturity payment is less than the projected payment at maturity, the difference will first reduce interest that would otherwise accrue in respect of the notes in such taxable year, and any remainder will be ordinary loss to the extent you previously accrued interest income in respect of the notes and thereafter will be capital loss. The deductibility of capital losses is limited.

United States Alien Holders. If you are a United States alien holder, you generally will not be subject to United States withholding tax or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes as long as you comply with certain certification and identification requirements as to your foreign status. Please see the discussion under “United States Taxation — United States Alien Holders” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by a plan with respect to which Wachovia, Wachovia Capital Markets, LLC or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing in “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding of the notes that it either (1) is not a plan or a plan asset entity and is not purchasing those notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the notes or any interest in the notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of Wachovia associated with its obligation to pay the maturity payment amount of the notes.

The hedging activity discussed above may adversely affect the market value of the notes from time to time and the maturity payment amount you will receive on the notes at maturity. See “Risk Factors — Purchases and sales by us or our affiliates may affect the return on the notes” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Wachovia Capital Markets, LLC has agreed, subject to the terms and conditions of the distribution agreement and a terms agreement, to purchase from Wachovia as principal $• aggregate principal amount of notes and will receive an underwriting discount and commission of •%. Wachovia Capital Markets, LLC has engaged the services of each of Wachovia Securities, LLC and Wachovia Securities Financial Network, LLC, as broker, to resell $• and $•, respectively, aggregate principal amount of the notes purchased by Wachovia Capital Markets, LLC and has agreed to reallow Wachovia Securities, LLC and Wachovia Securities Financial Network, LLC •% of the principal amount of each note sold through Wachovia Securities, LLC or Wachovia Securities Financial Network, LLC, respectively, as broker.

The distribution agreement provides that the obligations of Wachovia Capital Markets, LLC are subject to certain conditions and that Wachovia Capital Markets, LLC is obligated to purchase the notes. Wachovia Capital Markets, LLC has advised Wachovia that it proposes initially to offer all or part of the notes directly to the public at the initial offering price set forth on the cover page of this prospectus supplement. In addition to the compensation paid at the time of the initial public offering of the notes, an additional administrative fee of •% will be paid to Wachovia Securities, LLC in connection with the administration of orders for the notes. After the initial public offering, the initial public offering price may be changed and a concession to dealers may be offered. Wachovia Capital Markets, LLC is offering the notes subject to receipt and acceptance and subject to its right to reject any order in whole or in part.

In addition, additional agents under the distribution agreement, subject to the terms and conditions of the distribution agreement, may act as Wachovia’s agents in the sale of $• aggregate principal amount of the notes. The total commission payable on notes sold by the additional agents on an agency basis, pursuant to the distribution agreement, will be •%. We refer to the additional agents, together with Wachovia Capital Markets, LLC, as the “Agents”.

Proceeds to be received by Wachovia in this offering will be net of the underwriting discount, commission and expenses payable by Wachovia.

The Agents, Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or any other broker-dealer affiliate of Wachovia may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. The Agents, Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or any other broker-dealer affiliate of Wachovia may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Wachovia Capital Markets, LLC, Wachovia Securities, LLC and Wachovia Securities Financial Network, LLC are affiliates of Wachovia. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”) imposes certain requirements when an NASD member such as Wachovia Capital Markets, LLC, Wachovia Securities, LLC or Wachovia Securities Financial Network, LLC distributes an affiliated company’s debt securities. Wachovia Capital Markets, LLC, Wachovia Securities, LLC and Wachovia Securities Financial Network, LLC have advised Wachovia that this offering will comply with the applicable requirements of Rule 2720. No NASD member participating in this offering will confirm initial sales to accounts over which they exercise discretionary authority without prior written approval of the customer.

We expect to deliver the notes against payment therefor in The City of New York, New York on or about the expected settlement date specified on the coverage page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

No action has been or will be taken by Wachovia, the Agents, Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or any other broker-dealer affiliate of Wachovia that would permit a public offering of the notes or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Wachovia, the Agents, Wachovia Securities, LLC, Wachovia Securities Financial Network, LLC or any other broker-dealer affiliate of Wachovia. In respect of specific jurisdictions, please note the following:

The notes, and the offer to sell notes, do not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comision National de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.

The notes will not be offered or sold to any persons who are residents of the Bahamas within the meaning of the Exchange Control Regulations of 1956 issued by the Central Bank of the Bahamas.

The notes may not be offered or sold to the public in Brazil. Accordingly, the notes have not been submitted to the Comissao de Valores Mobiliaros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Neither the notes nor Wachovia Corporation are registered in the Securities Registry of the Superintendency of Securities and Insurance in Chile.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

RECENT DEVELOPMENTS

On May 7, 2006, Wachovia and Golden West Financial Corporation (“Golden West”) announced that they had entered into an Agreement and Plan of Merger, dated as of May 7, 2006 (the “Merger Agreement”), that provides, among other things, for Golden West to be merged with and into a wholly-owned subsidiary of Wachovia (the “Merger”). As a result of the Merger, the outstanding shares of Golden West common stock, with respect to each shareholder of record of Golden West common stock, will be converted into the right to receive (A) a number of shares of Wachovia common stock equal to the product of (i) 1.365 times (ii) the number of shares of Golden West common stock held by such holder of record times (iii) 77%, and (B) an amount in cash equal to the product of (i) $81.07 times (ii) the number of shares of Golden West common stock held by such holder of record times (iii) 23%. Wachovia also entered into Voting Agreements, dated as of May 7, 2006 (the “Voting Agreements”), with the co-chairman and chief executive officers of Golden West, Marion Sandler and Herbert Sandler, and with one other director, Bernard Osher. Under the Voting Agreements, the Sandlers and Mr. Osher gave Wachovia an irrevocable proxy to vote, and they agreed to vote, their Golden West shares in favor of the Merger and agreed that they will not vote those shares in favor of another acquisition transaction. In the Merger Agreement, Golden West agreed to pay Wachovia a termination fee of $995 million under certain circumstances generally arising if Golden West or a third party takes certain actions that could prevent or impede consummation of the Merger. Wachovia agreed to elect two current Golden West directors to its board of directors upon consummation of the Merger.

The Merger is intended to be treated as a tax-free reorganization to Wachovia and Golden West and otherwise tax free to Golden West’s shareholders, except to the extent they receive cash, and is to be accounted for as a purchase. Consummation of the Merger is subject to various conditions, including: (i) receipt of the approvals of Wachovia’s and Golden West’s shareholders; (ii) receipt of requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other regulatory authorities; (iii) receipt of legal opinions as to the tax treatment of the Merger; (iv) listing on the New York Stock Exchange, Inc., subject to notice of issuance, of Wachovia’s common stock to be issued in the Merger; and (v) satisfaction of certain other conditions.

$9,100,000,000

WACHOVIA CORPORATION

Senior Global Medium-Term Notes, Series G

and

Subordinated Global Medium-Term Notes, Series H

Terms of Sale

Wachovia Corporation may from time to time offer and sell notes with various terms, including the following:

•  stated maturity of 9 months or longer

•  fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

•  commercial paper rate

•  prime rate

•  LIBOR

•  EURIBOR

•  treasury rate

•  CMT rate

•  CD rate

•  CPI rate

•  federal funds rate

•  ranked as senior or subordinated indebtedness
of Wachovia

•  amount of principal or interest may be determined by reference to an index or formula

•  book-entry form through The Depository Trust Company, Euroclear, Clearstream or any other clearing system or financial institution named in the applicable pricing supplement

•  redemption at the option of Wachovia or repayment at the option of the holder

•  interest on notes paid monthly, quarterly, semi-annually or annually

•  denominations of $1,000 and multiples of $1,000

•  denominated in U.S. dollars, a currency other than U.S dollars or in a composite currency

•  settlement in immediately available funds

The final terms of each note will be included in a pricing supplement. Wachovia will receive between $9,090,000,000 and $8,372,000,000 of the proceeds from the sale of the notes, after paying the agents’ commissions of between $10,000,000 and $728,000,000, unless otherwise agreed with the agents.

Wachovia has filed an application to list notes issued under this prospectus on the Luxemburg Stock Exchange. The Luxembourg Stock Exchange has advised us that with respect to notes so listed, this prospectus is valid for one year from the date of this prospectus.

Investing in the notes involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the state of North Carolina has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities will be our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Wachovia may sell the notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any particular amount of the notes.

Wachovia may use this prospectus in the initial sale of any notes. In addition, Wachovia Capital Markets, LLC, or any other affiliate of Wachovia may use this prospectus in a market-making or other transaction in any note after its initial sale. Unless Wachovia or its agent informs the purchaser otherwise in the confirmation of sale or pricing supplement, this prospectus is being used in a market-making transaction.

Wachovia Securities

This prospectus is dated May 13, 2005

ABOUT THIS PROSPECTUS

General

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf registration, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate initial offering price of $9,100,000,000 or the equivalent amount in one or more other currencies or composite currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a pricing supplement containing specific information about the terms of the securities being offered. That pricing supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The pricing supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any pricing supplement, you should rely on the information in that pricing supplement. You should read both this prospectus and any pricing supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any pricing supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any pricing supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The pricing supplement will contain the names of the underwriters, brokers, dealers or agents, if any, together with the terms of offering, the compensation of those persons and the net proceeds to us. Any underwriters, brokers, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933 (the “Securities Act”).

One or more of our subsidiaries, including Wachovia Capital Markets, LLC may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related pricing supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale. Wachovia Capital Markets, LLC and Wachovia Securities, LLC another of our subsidiaries, each conduct business under the name “Wachovia Securities”. Any reference in this prospectus to “Wachovia Securities” means Wachovia Capital Markets, LLC, unless otherwise mentioned or unless the context requires otherwise.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Wachovia”, “we”, “us”, “our” or similar references mean Wachovia Corporation and its subsidiaries.

Selling Restrictions Outside the United States

Offers and sales of the notes are subject to restrictions in the United Kingdom. The distribution of this prospectus and the offering of the notes in certain other jurisdictions may also be restricted by law. This prospectus does not constitute an offer of, or an invitation on Wachovia’s behalf or on behalf of the agents or any of them to subscribe to or purchase, any of the notes. This prospectus may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Please refer to the section entitled “Plan of Distribution”.

As long as the notes are listed on the Luxembourg Stock Exchange, a supplemental prospectus will be prepared and filed with the Luxembourg Stock Exchange in the event of a material change in the financial condition of Wachovia that is not reflected in this prospectus, for the use in connection with any subsequent issue of debt securities to be listed on the Luxembourg Stock Exchange. As long as the notes are listed on the Luxembourg Stock Exchange, if the terms and conditions of the notes are modified or amended in a manner which would make this prospectus materially inaccurate or misleading, a new prospectus or supplemental prospectus will be prepared.

Wachovia accepts responsibility for the information contained in this prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss no matter how arising from or in reliance upon the whole or any part of the contents of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offering of securities by means of this prospectus is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2005; and

•	Current Reports on Form 8-K dated January 5, 2005, January 14, 2005, January 19, 2005, April 15, 2005 and May 2, 2005.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Corporate Relations

Wachovia Corporation

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288-0206

(704) 374-6782

As long as the notes are listed on the Luxembourg Stock Exchange, you may also obtain documents incorporated by reference in this prospectus free of charge from the Luxembourg Listing Agent or the Luxembourg Paying Agent and Transfer Agent.

FORWARD-LOOKING STATEMENTS

This prospectus and applicable pricing supplements contain or incorporate statements that are “forward-looking statements”. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the pricing supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the pricing supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

WACHOVIA CORPORATION

Wachovia was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation”.

In addition to North Carolina, Wachovia’s full-service banking subsidiaries operate in Alabama, Connecticut, Delaware, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 100 banking-related acquisitions.

Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines, Capital Management, Wealth Management, the General Bank and Corporate and Investment Banking. When consistent with our overall business strategy, we may consider the disposition of certain of our assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected.

Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

RISK FACTORS

Our Credit Ratings May Not Reflect All Risks of An Investment in the Notes

The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally effect any trading market for, or trading value of, your notes.

Risks Relating to Indexed Notes

We use the term “indexed notes” to mean notes whose value is linked to an underlying property or index. Indexed notes may present a high level of risk, and those who invest in indexed notes may lose their entire investment. In addition, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Thus, if you propose to invest in indexed notes, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances. You should also read “United States Taxation” for a discussion of U.S. tax matters.

Investors in Indexed Notes Could Lose Their Investment

The amount of principal and/or interest payable on an indexed note and the cash value or physical settlement value of a physically settled note will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on the indexed note, and the cash value or physical settlement value of a physically settled note. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

The issuer of a security that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a component.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See “—Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” below for more information about these kinds of government actions.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note, or the rate of return on it, may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed notes or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

In order to hedge an exposure on a particular indexed note, we may, directly or through our affiliates, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for the note, or involving derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of an indexed note. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed note may decline.

Information About Indices May Not Be Indicative of Future Performance

If we issue an indexed note, we may include historical information about the relevant index in the relevant pricing supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Note

Wachovia Securities and our other affiliates may have conflicts of interest with respect to some indexed notes. Wachovia Securities and our other affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed notes. We and our affiliates may also issue or underwrite securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, we could adversely affect the value of an indexed note.

Wachovia Bank, National Association or another of our affiliates may serve as calculation agent for the indexed notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that Wachovia Bank, National Association or another of our affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed note based on the index or the rate of return on the security.

Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note — e.g., a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency — you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

An Investment in a Non-U.S. Dollar Note Involves Currency-Related Risks

An investment in a non-U.S. dollar note entails significant risks that are not associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars.

The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance

If we issue a non-U.S. dollar note, we may include in the relevant pricing supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

USE OF PROCEEDS

Wachovia currently intends to use the net proceeds from the sale of any notes for general corporate purposes, which may include:

•	reducing debt;

•	investments at the holding company level;

•	investing in, or extending credit to, our operating subsidiaries;

•	acquisitions;

•	stock repurchases; and

•	other purposes as mentioned in any pricing supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any pricing supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that pricing supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

CONSOLIDATED EARNINGS RATIOS

The following table provides Wachovia’s consolidated ratios of earnings to fixed charges and preferred stock dividends:

	Three Months Ended March 31,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	3.31x	3.83	3.63	2.91	1.61	1.13
Including interest on deposits	2.16x	2.37	2.30	1.79	1.27	1.06

For purposes of computing these ratios

•	earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principles, plus income taxes and fixed charges (excluding capitalized interest);

•	fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs; and

•	fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

One-third of rents is used because it is the proportion deemed representative of the interest factor.

SELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

The following is selected unaudited consolidated condensed financial information for Wachovia for the three months ended March 31, 2005, and the year ended December 31, 2004. The summary below should be read in conjunction with the consolidated financial statements of Wachovia, and the related notes thereto, and the other detailed information contained in Wachovia’s 2005 First Quarter Report on Form 10-Q and in Wachovia’s 2004 Annual Report on Form 10-K.

	Three Months Ended	Year Ended
(In millions, except per share data)	March 31, 2005	December 31, 2004
CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Interest income	$5,453	17,288
Interest expense	2,040	5,327

Net interest income	3,413	11,961
Provision for credit losses	36	257

Net interest income after provision for credit losses	3,377	11,704
Securities losses	(2)	(10)
Fee and other income	2,997	10,789
Merger-related and restructuring expenses	61	444
Other noninterest expense	3,811	14,222
Minority interest in income of consolidated subsidiaries	64	184

Income before income taxes	2,436	7,633
Income taxes	815	2,419

Net income	$1,621	5,214

PER COMMON SHARE DATA
Basic earnings	$1.03	3.87
Diluted earnings	1.01	3.81
Cash dividends	$0.46	1.66
Average common shares—Basic	1,571	1,346
Average common shares—Diluted	1,603	1,370

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEET
Cash and cash equivalents	$38,227	38,591
Trading account assets	47,149	45,932
Securities	116,731	110,597
Loans, net of unearned income	227,266	223,840
Allowance for loan losses	(2,732)	(2,757)

Loans, net	224,534	221,083

Loans held for sale	14,173	12,988
Goodwill	21,635	21,526
Other intangible assets	1,428	1,581
Other assets	42,956	41,026

Total assets	$506,833	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	297,657	295,053
Short-term borrowings	73,401	63,406
Trading account liabilities	22,418	21,709
Other liabilities	16,147	16,262
Long-term debt	47,932	46,759

Total liabilities	457,555	443,189
Minority interest in net assets of consolidated subsidiaries	2,811	2,818
Stockholders’ equity	46,467	47,317

Total liabilities and stockholders’ equity	$506,833	493,324

CAPITALIZATION

The following table sets forth the unaudited capitalization of Wachovia at March 31, 2005.

(In millions)	March 31, 2005
Long-term Debt
Total long-term debt	$47,932

Stockholders’ Equity
Dividend Equalization Preferred shares, issued 97 million shares	—
Common stock, authorized 3 billion shares, issued 1.576 billion shares	5,255
Paid-in capital	30,976
Retained earnings	10,319
Accumulated other comprehensive income, net	(83)

Total stockholders’ equity	46,467

Total long-term debt and stockholders’ equity	$94,399

As of the date of this prospectus, there has been no material change in the capitalization of Wachovia since March 31, 2005.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines Wachovia. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2004, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, that regulates our banking subsidiaries, the Federal Deposit Insurance Corporation, that insures the deposits of our banking subsidiaries within certain limits, and the SEC, that regulates the activities of certain subsidiaries engaged in the securities business.

Wachovia’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.

Depository institutions, like Wachovia’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

DESCRIPTION OF THE NOTES WE MAY OFFER

The following information outlines some of the provisions of the indentures and the notes. This information may not be complete in all respects, and is qualified entirely by reference to the indenture under which the notes are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to certain terms and conditions that generally apply to the notes. The specific terms of any series of notes will be described in the relevant pricing supplement. As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If your pricing supplement is inconsistent with this prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this section may not apply to your note.

General

Senior notes will be issued under an indenture, dated as of April 1, 1983, as amended and supplemented, between Wachovia and JPMorgan Chase Bank, National Association, (formerly known as The Chase Manhattan Bank) as trustee. Subordinated notes will be issued under an indenture, dated as of March 15, 1986, as amended and supplemented, between Wachovia and J.P. Morgan Trust Company, National Association (formerly known as Bank One Trust Company, N.A.), as trustee. Each of the senior and the subordinated notes constitutes a single series of debt securities of Wachovia issued under the senior and the subordinated indenture, respectively. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. The term “debt securities,” as used in this prospectus, refers to all debt securities, including the notes, issued and issuable from time to time under the relevant indenture. The indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended. These indentures are more fully described below in this section. Whenever we refer to specific provisions or defined terms in one or both of the indentures, those provisions or defined terms are incorporated in this prospectus by reference. Section references used in this discussion are references to the relevant indenture. Capitalized terms which are not otherwise defined shall have the meaning given to them in the relevant indenture. As long as the notes are listed on the Luxembourg Stock Exchange, the indentures will be available for inspection at the offices of the Luxembourg Listing Agent and Luxembourg Paying Agent and Transfer Agent.

The notes will be limited to an aggregate initial offering price of $9,100,000,000, or at Wachovia’s option if so specified in the relevant pricing supplement, the equivalent of this amount in any other currency or currency unit, and will be Wachovia’s direct, unsecured obligations. The notes will not be deposits or other bank obligations and will not be FDIC insured.

The notes are being offered on a continuous basis by Wachovia through one or more agents listed under “Plan of Distribution”. The indentures do not limit the aggregate principal amount of senior or subordinated notes that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indentures in addition to the $9,100,000,000 aggregate initial offering price of notes noted on the cover of this prospectus. Each note issued under this prospectus will mature nine months or more from its date of issue, as selected by the purchaser and agreed to by Wachovia and may be subject to redemption or repayment before its stated maturity. Notes may be issued at significant discounts from their principal amount due on the stated maturity (or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of Wachovia, repayment at the option of the holder or otherwise), and some notes may not bear interest. Wachovia may from time to time, without the consent of the existing holders of the relevant notes, create and issue further notes having the same terms and conditions as such notes in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

Unless we specify otherwise in the relevant pricing supplement, currency amounts in this prospectus are expressed in United States dollars. Unless we specify otherwise in any note and pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium, if any, and any interest on the notes will be made in U.S. dollars. If any note is to be denominated other than exclusively in U.S. dollars, or if the principal of, premium, if any, or any interest on the note is to be paid in one or more currencies (or currency units or in amounts determined by reference to an index or indices) other than that in which that note is denominated, additional information (including authorized denominations and related exchange rate information) will be provided in the relevant pricing supplement. Unless we specify otherwise in any pricing supplement, notes denominated in U.S. dollars will be issued in denominations of $1,000 or any integral multiple of $1,000.

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Each note will be issued as a book-entry note in fully registered form without coupons. Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of a financial institution or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable pricing supplement, The Depository Trust Company, New York, New York, will be the depositary for all notes in global form. Except as discussed below under “Global Notes”, owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and premium, if any and interest, if any, on the notes through the applicable trustee to the depositary for the notes. See “Global Notes”.

The indentures do not limit the aggregate principal amount of debt securities or of any particular series of debt securities which may be issued under the indentures and provide that these debt securities may be issued at various times in one or more series, in each case with the same or various maturities, at par or at a discount. (Section 301) The indentures provide that there may be more than one trustee under the indentures with respect to different series of debt securities. As of March 31, 2005, $16.0 billion aggregate principal amount of senior debt securities was outstanding under the senior indenture. The senior trustee is trustee for such series. As of March 31, 2005, $31.9 billion aggregate principal amount of subordinated debt securities was outstanding under the subordinated indenture. The subordinated trustee is trustee for such series.

The indentures do not limit the amount of other debt that Wachovia may issue and do not contain financial or similar restrictive covenants. As of March 31, 2005, Wachovia had an aggregate of $27.4 billion of short-term senior indebtedness outstanding which consisted primarily of commercial paper and other borrowed money. Wachovia expects from time to time to incur additional senior indebtedness and Other Financial Obligations (as defined below). The indentures do not prohibit or limit additional senior indebtedness or Other Financial Obligations.

Because Wachovia is a holding company and a legal entity separate and distinct from its subsidiaries, Wachovia’s rights to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the holders of notes’ ability to benefit indirectly from such distribution, would be subject to prior creditor’s claims, except to the extent that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia’s subsidiary banks by creditors other than Wachovia include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The indentures do not contain any covenants designed to afford holders of notes protection in the event of a highly leveraged transaction involving Wachovia.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold their notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold your notes in street name, you should check with your own institution to find out:

•	how it handles note payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the notes run only to persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold your notes in that manner or because the notes are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

A global note is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue notes in the form of global notes, the ultimate beneficial owners of global notes can only be indirect holders. We require that the global note be registered in the name of a financial institution we select.

We also require that the notes included in the global note not be transferred to the name of any other direct holder except in the special circumstances described in the section “Global Notes”. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a global note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The pricing supplement indicates whether your series of notes will be issued only in the form of global notes.

Further details of legal ownership are discussed in the section “Global Notes” below.

In the remainder of this description “you” or “holder” means direct holders and not street name or other indirect holders of notes. Indirect holders should read the previous subsection titled “—Street Name and Other Indirect Holders”.

Types of Notes

We may issue the following four types of notes:

•	Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero-coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

•	Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “—Interest Rates—Floating Rate Notes”. If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

•	Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	one or more securities;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items.

If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled “Risk Factors—Risks Relating to Indexed Notes” above.

•	Exchangeable Notes. We may issue notes, which we refer to as “exchangeable notes,” that are exchangeable, at our option or the option of the holder, into securities of an issuer other than Wachovia or into other property. The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

Optionally Exchangeable Notes.    The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in your pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

Mandatorily Exchangeable Notes.    At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in your pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where we have the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

Payments upon Exchange.    Your pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in your pricing supplement.

Special Requirements for Exchange of Global Securities.    If an optionally exchangeable note is represented by a global security, the depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the depositary’s nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

Payments upon Acceleration of Maturity or upon Tax Redemption.    If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Original Issue Discount Notes

A fixed rate note, a floating rate note or an indexed note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Taxation” below for a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•	whether your note is a fixed rate note, a floating rate note, an indexed note or an exchangeable note;

•	if your note is a fixed rate note, the yearly rate at which your note will bear interest, if any, and the interest payment dates;

•

if your note is a floating rate note, the interest rate basis, which may be one of the nine interest rate bases described in “— Interest Rates — Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “ — Interest Rates — Floating Rate Notes” below;

•	if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and whether your note will be exchangeable for or payable in cash, securities of an issuer other than Wachovia or other property;

•	if your note is an exchangeable note, the securities or property for which the notes may be exchanged, whether the notes are exchangeable at your option or at Wachovia’s option, and the other items described in “Exchangeable Notes” above;

•	if your note is an original issue discount note, the yield to maturity;

•	if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

•	if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

•	any special United States federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

•	the use of proceeds, if materially different than those discussed in this prospectus; and

•	any other terms of your note, which could be different from those described in this prospectus.

•	Market-Making Transactions. lf you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Wachovia Securities or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note.

Redemption at the Option of Wachovia; No Sinking Fund

If an initial redemption date is specified in the applicable pricing supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at the applicable redemption price (as defined below), together with unpaid interest accrued thereon to the date of redemption. We must give written notice to registered holders of the particular notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the date of redemption. “Redemption price”, with respect to a note, means an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction, if applicable) multiplied by the unpaid principal amount thereof to be redeemed. The initial redemption percentage, if any, applicable to a note shall decline at each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount thereof to be redeemed.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable pricing supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or other minimum authorized denomination applicable thereto), at a repayment price equal to 100% of the unpaid principal amount thereof to be repaid, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the applicable trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the applicable beneficial owner (as defined below) to the depositary and forwarded by the depositary.

Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant (as defined below) through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as aforesaid. In order to ensure that these instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. All instructions given to participants from beneficial owners of global notes relating to the option to elect repayment shall be irrevocable. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the applicable trustee. See “Global Notes.”

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the applicable trustee for cancellation.

Interest

Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as specified in the applicable pricing supplement, until the principal thereof is paid. We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”).

Interest on fixed rate notes and floating rate notes will be payable in arrears on each interest payment date and on the maturity date. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding record date to the registered holder on the next succeeding record date. The

“regular record date” shall be the fifteenth calendar day, whether or not a “business day”, immediately preceding the related interest payment date. “Business Day” is defined below under “—Interest Rates—Special Rate Calculation Terms”. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

The relevant pricing supplement will specify the interest payment dates for a fixed rate note as well as the maturity date. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or such other day count fraction set forth in the pricing supplement.

If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “—Special Rate Calculation Terms” at the end of this subsection.

The following will apply to floating rate notes.

Interest Rate Basis.    We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following interest rate bases:

•	commercial paper rate;

•	prime rate;

•	LIBOR;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CD rate;

•	consumer price index (“CPI”) rate; and/or

•	federal funds rate.

We describe each of the interest rate bases in further detail below in this subsection. If you purchase a floating rate note, your pricing supplement will specify the interest rate basis that applies to your note.

Calculation of Interest.    Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include any affiliate of ours, such as Wachovia Securities or Wachovia Bank, National Association. If other than Wachovia

Securities or Wachovia Bank, National Association, the pricing supplement for a particular floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on no later than the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the relevant pricing supplement.

Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or ..0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include affiliates of Wachovia.

Initial Interest Rate.    For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the relevant pricing supplement.

Spread or Spread Multiplier.    In some cases, the interest rate basis for a floating rate note may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, your pricing supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates.    The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate—i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate—i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, your pricing supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates.    The rate of interest on a floating rate note will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as indicated in the relevant pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as indicated in the relevant pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

The interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR or EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates.    The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise indicated in the relevant pricing supplement:

•	for commercial paper rate, federal funds rate and prime rate notes, the interest determination date relating to a particular interest reset date will be the business day preceding the interest reset date;

•	for CD rate, CPI rate, and CMT rate notes, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date;

•	for LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for a LIBOR note as a LIBOR interest determination date;

•	for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date; and

•	for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills—i.e., direct obligations of the U.S. government—would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest rate basis is determinable.

Interest Calculation Dates.    As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates.    The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the relevant pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the relevant pricing supplement;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the relevant pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month specified in the relevant pricing supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a LIBOR note or a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Calculation Agent.    We have initially appointed Wachovia Capital Markets, LLC as our calculation agent for the notes. See “—Calculation of Interest” above for details regarding the role of the calculation agent.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at an interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in your pricing supplement, as published in H.15(519) under the heading “Commercial Paper—Nonfinancial”. If the commercial paper rate cannot be determined as described above, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper—Nonfinancial”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate Notes

If you purchase a prime rate note, your note will bear interest at an interest rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) under the heading “Bank Prime Loan”. If the prime rate cannot be determined as described above, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank Prime Loan”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•	If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•	If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

If you purchase a LIBOR note, your note will bear interest at an interest rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as noted in your pricing supplement. In addition, when LIBOR is the interest rate basis the applicable LIBOR rate will be adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement. LIBOR will be determined in the following manner:

•	LIBOR will be either:

•	the offered rate appearing on the Telerate LIBOR page; or

•	the arithmetic mean of the offered rates appearing on the Reuters screen LIBOR page unless that page by its terms cites only one rate, in which case that rate;

in either case, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency, the index maturity and the reference page that apply to your LIBOR note. If no reference page is mentioned in your pricing supplement, Telerate LIBOR page will apply to your LIBOR note.

•

If Telerate LIBOR page applies and the rate described above does not appear on that page, or if Reuters screen LIBOR page applies and fewer than two of the rates described above appears on that page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase a EURIBOR note, your note will bear interest at an interest rate equal to the interest rate for deposits in euro, designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, when EURIBOR is the interest rate basis the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Telerate page 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•	If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading “Investment Rate”. If the treasury rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Auction High”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

•	If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading “U.S. Government Securities /Treasury Bills/Secondary Market”.

•	If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Secondary Market”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

If you purchase a CD rate note, your note will bear interest at an interest rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) under the heading “CDs (Secondary Market)”. If the CD rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market).”

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The CMT rate will be the following rate displayed on the designated CMT Moneyline Telerate page under the heading “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.,” under the column for the designated CMT index maturity:

•	if the designated CMT Moneyline Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

•	if the designated CMT Moneyline Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•	If the applicable rate described above is not displayed on the relevant designated CMT Moneyline Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above—i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable—as published in H.15(519).

•

If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

•	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Moneyline Telerate page and published in H.15(519).

•	If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

•	If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest and the lowest quotation—or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•	If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CPI Rate Notes

If you purchase a CPI rate note, your note will bear interest at an interest rate equal to the CPI rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

Except as otherwise specified in the applicable pricing supplement, the CPI rate will be the rate, determined as of the relevant interest determination date, expressed as a percentage and calculated in accordance with the following formula:

CPI rate =	(C –P) P	– 1

where

•	“C” means the CPI (as defined below) applicable for the calendar month which is two months preceding the month of the relevant interest determination date;

•	“P” means the CPI applicable for the calendar month which is twelve months immediately preceding the calendar month for which C is determined; and

•	“CPI” means the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. For reference purposes only, the CPI is available on Bloomberg page CPURNSA or any successor service. In the event of an inconsistency between the CPI published on Bloomberg page CPURNSA and the CPI published by the Bureau of Labor Statistics, the CPI shall be the CPI published by the Bureau of Labor Statistics.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in your pricing supplement.

The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading “Federal Funds (Effective)”, as that rate is displayed on Telerate page 120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective)”.

•	If the rate described above is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

•	If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

Special Rate Calculation Terms

In this subsection entitled “—Interest Rates”, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =	D x N	x 100
360 - (D x M)

where

•	“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

•	“N” means 365 or 366, as the case may be; and

•	“M” means the actual number of days in the applicable interest reset period.

The term “business day” means, for any note, a day that meets all the following applicable requirements:

•	for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

•	if the note is a LIBOR note, is also a London business day;

•	if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

•	if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the index currency is euros, is also a TARGET business day.

The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security—either 1, 2, 3, 5, 7, 10, 20 or 30 years—specified in the applicable pricing supplement.

The term “designated CMT Moneyline Telerate page” means the Telerate page mentioned in the relevant pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate page 7052 applies but the relevant pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15 (519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 daily update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The term “index currency” means, with respect to a LIBOR note, the currency specified as such in the relevant pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the relevant pricing supplement.

The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

“London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield =	D x 360	x 100
360 - (D x M)

where

•	“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

•	“M” means the actual number of days in the relevant interest reset period.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen LIBOR page” means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as “LIBO” or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

“Telerate LIBOR page” means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Telerate page” means the display on Moneyline Telerate, or any successor service, on the page or pages specified in this prospectus or the relevant pricing supplement, or any replacement page or pages on that service.

If, when we use the terms designated CMT Moneyline Telerate page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

Payment of Additional Amounts to United States Aliens

Wachovia will, subject to certain exceptions and limitations listed below (unless otherwise specified in any pricing supplement), pay to the holder of any note who is a United States Alien (as defined below), as additional interest, certain amounts (“Additional Amounts”) as may be necessary so that every net payment on that note (including payment of the principal of and interest on that note) by Wachovia or a paying agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority of or in the United States), will not be less than the amount provided in that note to be then due and payable; this obligation to pay Additional Amounts, however, will not apply to:

(a)  any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between the holder or beneficial owner of that note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, that holder, if that holder is an estate or a trust, or a member or shareholder of that holder, if that holder is a partnership or corporation) and the United States or any political subdivision or taxing authority, including but not limited to that holder (or the fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or present in the United States or having or having had a permanent establishment in the United States or (ii) that holder’s or beneficial owner’s past or present status as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization relating to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

(b)  any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

(c)  any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a note for payment more than 30 days after the date on which that payment became due and payable or the date on which payment on that note was duly provided for, whichever occurred later;

(d)  any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a note;

(e)  any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment on a note, if that payment can be made without that withholding by any other paying agent;

(f)  any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note if that compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from that tax, assessment or other governmental charge;

(g)  any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10 percent or more of the combined voting power of all classes of Wachovia’s stock;

(h) any withholding or deduction imposed pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or any law or regulation implementing such directive; or

(i)  any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall Additional Amounts be paid in relation to a payment on a note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of that payment to the extent a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner would not have been entitled to Additional Amounts (or payment of Additional Amounts would not have been necessary) had that beneficiary, settlor, member or beneficial owner been the holder of that note.

For the purposes of this discussion, a “United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary, of a foreign estate or trust. “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas that come under its jurisdiction.

Redemption for Tax Purposes

If (a) as a result of any change in the laws, regulations or rulings of the United States (or any political subdivision or taxing authority of or in the United States), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of those laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of any offering of the notes, Wachovia is obligated to pay Additional Amounts as described above or (b) any act is taken by a taxing authority of the United States on or after the consummation of any offering of the notes, whether or not this act is taken in relation to Wachovia or any affiliate, that results in a substantial likelihood that Wachovia will or may be required to pay these Additional Amounts, then Wachovia may, at its option, redeem, as a whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued interest to the date fixed for redemption; provided that Wachovia determines, in its business judgment, that the obligation to pay these Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the notes or any action that would entail a material cost to Wachovia. No redemption under (b) above may be made unless Wachovia shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial likelihood that it will or may be required to pay Additional Amounts described above and Wachovia shall have delivered to the Trustee a certificate, signed by a duly authorized officer, saying that based on this opinion Wachovia is entitled to redeem the notes according to their terms.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the interest rate basis, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, in the relevant pricing supplement.

Subordination of the Subordinated Notes

Wachovia’s obligations to make any payment of the principal and interest on any subordinated notes will, to the extent the subordinated indenture specifies, be subordinate and junior in right of payment to all of Wachovia’s senior indebtedness. Unless otherwise specified in the pricing supplement relating to a specific series of subordinated notes, Wachovia’s “senior indebtedness” is defined in the subordinated indenture to mean the principal of, premium and interest, if any, on

•	all Wachovia indebtedness for money borrowed, including indebtedness Wachovia guarantees, other than the subordinated notes, whether outstanding on the date of execution of the indenture or incurred afterward, except

•	any obligations on account of Existing Subordinated Indebtedness and

•	indebtedness as is by its terms expressly stated to be not superior in payment right to the subordinated notes or to rank equal to the subordinated notes and

•	any deferrals, renewals or extensions of any such senior indebtedness. (Section 101 of the subordinated indenture)

The payment of the principal and interest on the subordinated notes will, to the extent described in the subordinated indenture, be subordinated in payment right to the prior payment of all senior indebtedness. Unless otherwise described in the pricing supplement relating to the specific series of subordinated notes, in certain events of insolvency, the payment of the principal and interest on the subordinated notes, other than subordinated notes that are also Existing Subordinated Indebtedness, will, to the extent described in the subordinated indenture, also be effectively subordinated in payment right to the prior payment of all Other Financial Obligations. Upon any payment or distribution of assets to creditors under Wachovia’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency or similar proceedings, all senior indebtedness holders will be entitled to receive payment in full of all amounts due before the subordinated note holders will be entitled to receive any payment in respect of the principal or interest on their securities. If upon any such payment or asset distribution to creditors, there remains, after giving effect to those subordination provisions in favor of senior indebtedness holders, any amount of cash, property or securities available for payment or distribution in respect of subordinated notes (defined in the subordinated indenture as “Excess Proceeds”) and if, at that time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment of all amounts due on such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay these Other Financial Obligations before any payment may be applied to the subordinated notes which are not Existing Subordinated Indebtedness. In the event of the acceleration of the maturity of any subordinated notes, all senior indebtedness holders will be entitled to receive payment of all amounts due before the subordinated note holders will be entitled to receive any payment upon the principal of or interest on their subordinated notes. (Sections 1403, 1404 and 1413 of the subordinated indenture)

By reason of such subordination in favor of senior indebtedness holders, in the event of insolvency, Wachovia’s creditors who are not senior indebtedness holders or subordinated note holders may recover less, ratably, than senior indebtedness holders and may recover more, ratably, than subordinated note holders. By reason of subordinated note holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, Existing Subordinated Indebtedness holders may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the subordinated note holders (other than Existing Subordinated Indebtedness).

Unless otherwise specified in the pricing supplement relating to the particular subordinated notes series offered by it, “Existing Subordinated Indebtedness” means subordinated notes issued under the subordinated indenture prior to November 15, 1992. (Section 101 of the subordinated indenture)

Unless otherwise specified in the pricing supplement relating to the particular subordinated notes series offered by it, “Other Financial Obligations” means all obligations of Wachovia to make payment under the terms of financial instruments, such as

•	securities contracts and foreign currency exchange contracts;

•	derivative instruments such as

•	swap agreements (including interest rate and foreign exchange rate swap agreements);

•	cap agreements;

•	floor agreements;

•	collar agreements;

•	interest rate agreements;

•	foreign exchange rate agreements;

•	options;

•	commodity futures contracts;

•	commodity option contracts; and

•	similar financial instruments other than

•	obligations on account of senior indebtedness; and

•	obligations on account of indebtedness for money borrowed ranking equal or subordinate to the subordinated notes. (Section 101 of the subordinated indenture)

Unless otherwise described in the pricing supplement relating to a specific series of subordinated notes, “Entitled Persons” means any person who is entitled to payment under the terms of Other Financial Obligations. (Section 101 of the subordinated indenture)

Wachovia’s obligations under the subordinated notes shall rank equal in right of payment with each other and with the Existing Subordinated Indebtedness, subject, unless otherwise described in the pricing supplement relating to a specific series of subordinated notes, to the obligations of subordinated note holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the subordinated indenture. (Section 1413 of the subordinated indenture)

The relevant pricing supplement may further describe the provisions, if any, applicable to the subordination of the subordinated notes of a particular series.

Defaults

The Senior Indenture

The senior indenture defines an “event of default” as

•	default in any principal or premium payment on any senior note of that series at maturity;

•	default for 30 days in interest payment of any senior note of that series;

•	failure to deposit any sinking fund payment when due in respect of that series;

•	Wachovia’s failure for 60 days after notice in performing any other covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of other senior notes series);

•	failure to pay when due any Wachovia indebtedness or Wachovia Bank, National Association indebtedness in excess of $5,000,000, or maturity acceleration of any indebtedness exceeding that amount if acceleration results from a default under the instrument giving rise to that indebtedness and is not annulled within 30 days after due notice;

•	Wachovia’s or Wachovia Bank, National Association’s bankruptcy, insolvency or reorganization; and

•	any other event of default provided for senior notes of that series. (Section 501)

The senior indenture provides that, if any event of default for senior notes of any series outstanding occurs and is continuing, either the senior trustee or the holders of not less than 25% in principal amount of the outstanding senior notes of that series may declare the principal amount (or, if the notes of that series are original issue discount notes, such principal amount portion as the terms of that series specify) of all senior notes of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of a majority in principal amount of the outstanding senior notes of that series on behalf of all senior note holders of that series. (Sections 502 and 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, senior note holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The senior indenture contains a provision entitling the senior trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior note series before proceeding to exercise any right or power under the senior indenture at the holders’ request. (Section 603) The holders of a majority in principal amount of outstanding senior notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or other power conferred on the senior trustee, with respect to the senior notes of such series. The senior trustee, however, may decline to act if that direction is contrary to law or the senior indenture or would involve the senior trustee in personal liability. (Section 512)

Wachovia will file annually with the senior trustee a compliance certificate as to all conditions and covenants in the senior indenture. (Section 1007)

The Subordinated Indenture

Subordinated notes principal payment may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default in Wachovia performing any covenants in the subordinated indenture, unless a specific series of subordinated notes provide otherwise, which will be described in the relevant pricing supplement.

The subordinated indenture defines an “event of default” as certain events involving Wachovia’s bankruptcy, insolvency or reorganization and any other event of default provided for the subordinated notes of that series. (Section 501) The subordinated indenture defines a “default” to include

•	any event of default;

•	a default in any principal or premium payment of any subordinated debt security of that series at maturity;

•	default in any interest payment when due and continued for 30 days;

•	a default in any required designation of funds as “available funds”; or

•	default in the performance, or breach, of Wachovia’s covenants in the subordinated indenture or in the subordinated notes of that series and continued for 90 days after written notice to

•	Wachovia by the subordinated trustee; or

•	Wachovia and the subordinated trustee by the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes of that series. (Section 503)

If an event of default for subordinated notes of any series occurs and is continuing, either the subordinated trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes of that series may accelerate the maturity of all outstanding subordinated notes of such series. The holders of a majority in aggregate principal amount of the outstanding subordinated notes of that series may waive an event of default resulting in acceleration of the subordinated notes of such series, but only if all events of default have been remedied and all payments due on the subordinated notes of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502) Subject to subordinated indenture provisions relating to the subordinated trustee’s duties, in case a default shall occur and be continuing, the subordinated trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the holders’ request or direction, unless such holders shall have offered to the subordinated trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding subordinated notes of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee. (Section 512) The holders of a majority in aggregate principal amount of the outstanding subordinated notes of that series may waive any past default under the subordinated indenture with respect to such series, except a default in principal or interest payment or a default of a subordinated indenture covenant which cannot be modified without the consent of each outstanding subordinated note holder of the series affected. (Section 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, subordinated note holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

Wachovia will file annually with the subordinated trustee a compliance certificate as to all conditions and covenants in the subordinated indenture. (Section 1007)

Modification and Waiver

Each indenture may be modified and amended by Wachovia and the relevant trustee. Certain modifications and amendments require the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series issued under that indenture and affected by the modification or amendment. No such modification or amendment may, without the consent of the holder of each outstanding note issued under such indenture and affected by it

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding note;

•	reduce any principal amount, premium or interest, on any outstanding note, including in the case of an original issue discount note the amount payable upon acceleration of the maturity of that note;

•	change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any outstanding note is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding notes necessary to modify or amend the applicable indenture; or

•	modify the above requirements or reduce the percentage of aggregate principal amount of outstanding notes of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults. (Section 902)

The holders of at least a majority in aggregate principal amount of the outstanding notes of any series may on behalf of all outstanding note holders of that series waive, insofar as that series is concerned, Wachovia’s compliance with certain restrictive provisions of the relevant indenture. (Section 1008) The holders of at least a majority in aggregate principal amount of the outstanding notes of any series may on behalf of all outstanding note holders of that series waive any past default under the relevant indenture with respect to that series, except a default in the payment of the principal, or premium, if any, or interest on any outstanding note of that series or in respect of an indenture covenant which cannot be modified or amended without each outstanding note holder consenting. (Section 513)

Certain modifications and amendments of each indenture may be made by Wachovia and the relevant trustee without the outstanding note holders consenting. (Section 901)

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding notes for quorum purposes

•	the principal amount of an original issue discount note that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•	the principal amount of outstanding notes denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of that outstanding note, of the principal amount of that outstanding note or, in the case of an original issue discount note, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding note, of the amount determined as provided in the above bullet-point. (Section 101)

Consolidation, Merger and Sale of Assets

The indentures each provide that Wachovia may not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any person unless

•	the corporation formed by the consolidation or into which Wachovia is merged, or the person to which Wachovia’s properties and assets are so transferred, shall be a corporation organized and existing under the laws of the U.S., any state or Washington, D.C. and shall expressly assume by supplemental indenture the payment of any principal, premium or interest on the notes, and the performance of Wachovia’s other covenants under the relevant indenture;

•	immediately after giving effect to this transaction, no event of default or default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default or default, as applicable, shall have occurred and be continuing; and

•	certain other conditions are met. (Section 801)

Limitation on Disposition of Wachovia Bank, National Association Stock

The indentures each contain Wachovia’s covenant that, so long as any of the debt securities issued under that indenture before August 1, 1990 are outstanding, but subject to Wachovia’s rights in connection with its consolidation with or merger into another corporation or a sale of Wachovia’s assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Wachovia Bank, National Association voting stock, nor will it permit Wachovia Bank, National Association to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Wachovia Bank, National Association voting stock, unless

•	any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by Wachovia’s board; and

•	Wachovia will own at least 80% of the issued and outstanding Wachovia Bank, National Association voting stock free and clear of any security interest after giving effect to such transaction. (Section 1006)

The above covenant is not a covenant for the benefit of any series of notes issued on or after August 1, 1990.

Restriction on Sale or Issuance of Voting Stock of Major Subsidiary Bank

With respect to the senior notes, the senior indenture contains Wachovia’s covenant that it will not, and will not permit any subsidiary to, sell, assign, transfer, grant a security interest in, or otherwise dispose of, any shares of voting stock, or any securities convertible into shares of voting stock, of any “Major Subsidiary Bank” (as defined below) or any subsidiary owning, directly or indirectly, any shares of voting stock of any Major Subsidiary Bank and that it will not permit any Major Subsidiary Bank or any subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank to issue any shares of its voting stock or any securities convertible into shares of its voting stock, except for sales, assignments, transfers or other dispositions which

•	are for the purpose of qualifying a person to serve as a director;

•	are for fair market value, as determined by Wachovia’s board, and, after giving effect to such dispositions and to any potential dilution, Wachovia will own not less than 80% of the shares of voting stock of such Major Subsidiary Bank or any such subsidiary owning any shares of voting stock of such Major Subsidiary Bank;

•	are made

•	in compliance with court or regulatory authority order; or

•	in compliance with a condition imposed by any such court or authority permitting Wachovia’s acquisition of any other bank or entity; or

•	in compliance with an undertaking made to such authority in connection with such an acquisition; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of such Major Subsidiary Bank or such subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank and its respective consolidated subsidiaries on the date of acquisition; or

•	to Wachovia or any wholly-owned subsidiary.

Despite the above requirements, any Major Subsidiary Bank may be merged into or consolidated with another banking institution organized under U.S. or state law, if after giving effect to that merger or consolidation Wachovia or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution free and clear of any security interest and if, immediately after the merger or consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 1007) A “Major Subsidiary Bank” is defined in each indenture to mean any subsidiary which is a bank and has total assets equal to 25% or more of Wachovia’s consolidated assets determined on the date of the most recent audited financial statements of these entities. At present, the Major Subsidiary Bank is Wachovia Bank, National Association.

The above covenant is not a covenant for the benefit of any series of debt securities issued before August 1, 1990, or, in the case of subordinated debt securities including the subordinated notes, issued after November 15, 1992.

Form, Exchange and Transfer

If the notes cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your pricing supplement, in denominations of $1,000 and that are multiples of $1,000.

Holders may exchange their notes for notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their notes at the office of the relevant trustee, or in the event definitive notes are issued and so long as the notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent. We have appointed the respective trustees to act as our agents for registering notes in the names of holders and transferring notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your note, they will be named in your pricing supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any notes are redeemable and we redeem less than all those notes, we may block the transfer or exchange of those notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any note selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

If a note is issued as a global note, only the depositary — e.g., DTC, Euroclear and Clearstream — will be entitled to transfer and exchange the note as described in this subsection, since it will be the sole holder of the note.

Payment Mechanics

Who Receives Payment?

If interest is due on a note on an interest payment date, we will pay the interest to the person or entity in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal or another amount besides interest is due on a note at maturity, we will pay the amount to the holder of the note against surrender of the note at a proper place of payment (or, in the case of a global note, in accordance with the applicable policies of the depositary).

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Notes.    We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Global Notes” and “Global Notes”.

Payments on Non-Global Notes.    We will make payments on a note in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the note. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global note has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their notes.

How We Will Make Payments Due In Other Currencies

We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Notes.    We will make payments on a global note in accordance with the applicable policies as in effect from time to time of the depositary, which will be DTC, Euroclear or Clearstream. Unless we specify otherwise in the applicable pricing supplement, DTC will be the depositary for all notes in global form. We understand that DTC’s policies, as currently in effect, are as follows.

Unless otherwise indicated in your pricing supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global note is held of your election:

•	on or before the applicable regular record date, in the case of a payment of interest, or

•	on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “—Conversion to U.S. Dollars”. We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Notes.    Except as described in the last paragraph under this heading, we will make payments on notes in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and is acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the note is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Although a payment on a note in non–global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a note with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars.    When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global note or a non-global note as described above, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent’s discretion.

A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency is Not Available.    If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control—such as the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

The foregoing will apply to any note, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any note or the relevant indenture.

Exchange Rate Agent.    If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the note is originally issued in the applicable pricing supplement. We may select Wachovia Bank, National Association or another of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable pricing supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the relevant indenture as if they were made on the original due date. Postponement of this kind will not result in a default under any note or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “—Interest Rates—Special Rate Calculation Terms”.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices notes in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed Wachovia Bank, National Association, at its corporate trust office in New York City or its headquarters in Charlotte, North Carolina, as the paying agent. We must notify you of changes in the paying agents.

Citibank, N.A., acting through its London office (or such other agent appointed in accordance with the Senior Indenture or the Subordinated Indenture, as the case may be), will act as London paying agent and London issuing agent.

In the event definitive notes are issued as described in this prospectus and as long as the notes are listed on the Luxembourg Stock Exchange, the holders of those notes will be able to receive payments and effect transfers at the offices of Dexia Banque Internationale à Luxembourg, Luxembourg or its successor as paying agent in Luxembourg relating to the notes. Each indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to Wachovia and the relevant trustee the security or indemnity required by them to save each of them harmless and any evidence of ownership of the note as they may require.

Dexia Banque Internationale à Luxembourg will act as a paying agent and transfer agent in Luxembourg in relation to the notes, and as long as the notes are listed on the Luxembourg Stock Exchange, Wachovia will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in accordance with the second paragraph below under “—Notices”.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the relevant trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the relevant trustee’s records, and will be deemed given when mailed.

As long as the notes are listed on the Luxembourg Stock Exchange and its rules require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impracticable for us to publish the notice, then we or the relevant trustee, acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Trustees

Either or both of the trustees may resign or be removed with respect to one or more series of notes and a successor trustee may be appointed to act with respect to that series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of notes, each such trustee shall be a trustee of a trust under the relevant indenture separate and apart from the trust administered by any other such trustee (Section 611), and any action to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of notes for which it is trustee.

In the normal course of business, Wachovia and its subsidiaries conduct banking transactions with the trustees and their affiliates, and the trustees and their affiliates conduct banking transactions with Wachovia and its subsidiaries.

Title

Wachovia, the trustees and any of their agents may treat the registered owner of any note as the absolute owner of that security, whether or not that note is overdue and despite any notice to the contrary, for any purpose. See “Global Notes”.

Governing Law

The indentures and the notes will be governed by New York law.

GLOBAL NOTES

We will issue each note in book-entry form only. Each note issued in book-entry form will be represented by a global note that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for this purpose is called the “depositary” for that note. A note will usually have only one depositary but it may have more.

Each series of notes will have one or more of the following as the depositaries.

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	JPMorgan Chase Bank, N.A. holding the notes on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	Citibank, N.A. holding the notes on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable pricing supplement.

The depositaries named above may also be participants in one another’s system. Thus, for example, if DTC is the depositary for a global note, investors may hold beneficial interests in that note through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your notes will be named in your pricing supplement; if none is named, the depositary will be DTC.

A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Note; Special Situations When a Global Note Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all notes represented by a global note, and investors will be permitted to own only indirect interests in a global note. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global note will not be a holder of the note, but only an indirect owner of an interest in the global note.

If the pricing supplement for a particular note indicates that the note will be issued in global form only, then the note will be represented by a global note at all times unless and until the global note is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Note; Special Situations When a Global Note Will Be Terminated”. If termination occurs, we may issue the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

DTC has informed Wachovia that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Special Considerations for Global Notes

As an indirect owner, an investor’s rights relating to a global note will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to note transfers. We do not recognize this type of investor or any intermediary as a holder of notes and instead deal only with the depositary that holds the global note.

If notes are issued only in the form of a global note, an investor should be aware of the following:

•	An investor cannot cause the notes to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the notes, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the note, as we describe above under “Description of the Notes We May Offer—Legal Ownership”;

•	An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their notes in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global note, and those policies may change from time to time. We and the relevant trustee will have no responsibility for any aspect of the depositary’s policies, actions or records or ownership interests in a global note. We and the trustees also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global notes, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the notes, and those policies may change from time to time. For example, if you hold an interest in a global note through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that note through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Note; Special Situations When a Global Note Will Be Terminated

If we issue any series of notes in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global notes, any beneficial owner entitled to obtain non-global notes may do so by following the applicable procedures of the depositary for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the notes. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global note will be terminated and interests in it will be exchanged for certificates in non-global form representing the notes it represented. After that exchange, the choice of whether to hold the notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “Description of the Notes We May Offer—Legal Ownership”.

Unless otherwise mentioned in the relevant pricing supplement, the special situations for termination of a global note are as follows:

•	if the depositary notifies Wachovia that it is unwilling, unable or no longer qualified to continue as depositary for that global note;

•	if Wachovia executes and delivers to the relevant trustee an order complying with the requirements of the relevant indenture that this global note shall be so exchangeable; or

•	if there has occurred and is continuing a default in the payment of any amount due in respect of the notes or an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these notes.

If a global note is terminated, only the depositary, and not we or the relevant trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the holders of those notes.

Considerations Relating to Clearstream and Euroclear

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear have informed Wachovia that Clearstream and Euroclear each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Clearstream and Euroclear provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream and Euroclear also deal with domestic securities markets in several countries through established depositary and custodial relationships. Clearstream and Euroclear have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Clearstream and Euroclear customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream and Euroclear is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

Euroclear and Clearstream may be depositaries for a global note. In addition, if DTC is the depositary for a global note, Euroclear and Clearstream may hold interests in the global note as participants in DTC.

As long as any global note is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global note only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global note and there is no depositary in the United States, you will not be able to hold interests in that global note through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interest between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. It is the opinion of Sullivan & Cromwell LLP, counsel to Wachovia. It applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount note that is not qualified stated interest each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Cash Basis Taxpayers.    If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.    If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under “—Variable Rate Notes”.

In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under “—Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount note that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note, other than any payment of qualified stated interest, and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.    If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price, as determined above under “—General”, the excess is acquisition premium. If you do not make the election described below under “—Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of the note divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note’s adjusted issue price.

Pre-Issuance Accrued Interest.    An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your note is to be made within one year of your note’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.    Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under “—General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “—Notes Purchased at a Premium,” or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost,

•	the issue date of your note will be the date you acquired it, and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “— Notes Purchased with Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Variable Rate Notes.    Your note will be a variable rate note if:

•	your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1.	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2.	15 percent of the total noncontingent principal payments; and

•	your note provides for stated interest, compounded or paid at least annually, only at:

1.	one or more qualified floating rates,

2.	a single fixed rate and one or more qualified floating rates,

3.	a single objective rate, or

4.	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

•	the rate is equal to such a rate multiplied by either:

1.	a fixed multiple that is greater than 0.65 but not more than 1.35, or

2.	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate, and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points, or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR rate notes, treasury rate notes, CMT rate notes, CD rate notes, CPI rate notes, and federal funds rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.    In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes.    If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders — Payments of

Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note’s yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Notes Purchased with Market Discount

You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

•	in the case of an initial purchaser, you purchase your note for less than its issue price as determined above under “ — Original Issue Discount — General”, and

•	the difference between the note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.

To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than  1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the note with respect to which it is made and you may not revoke it.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note, and then

•	subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Notes” or “— Notes Purchased with Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Notes, Exchangeable Notes, and Contingent Payment Notes

The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index, notes that are exchangeable at our option or the option of the holder into securities of an issuer other than Wachovia or into other property, and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

2.	you are not a controlled foreign corporation that is related to the Company through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886

(Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding And Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

EUROPEAN UNION DIRECTIVE ON TAXATION OF SAVINGS INCOME

On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of, and information exchange among member states of the European Union (“EU Member States”) with respect to, interest income. Accordingly, each EU Member State is required to implement provisions that will require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state information about the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, however, and until a number of conditions are met, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years from application of the provisions of the directive, of 20% for the subsequent three years, and of 35% from the seventh year after application of the provisions of the directive. Austria, Belgium and Luxembourg shall, however, provide for one or both of the procedures set forth in article 13 of the directive order to ensure that the beneficial owners may request that no tax be withheld.

The Council of the European Union agreed that the provisions to be enacted by the EU Member States for implementation of the directive shall be applied by the EU Member States as from July 1, 2005 provided that (i) Switzerland, Liechtenstein, San Marino, Monaco and Andorra apply from that same date measures equivalent to those contained in the directive, in accordance with agreements entered into by them with the European Community and (ii) also all the relevant dependent or associated territories (the Channel Islands, the Isle of Man and the dependent or associated territories in the Caribbean) apply from that same date an automatic exchange of information or, during the transitional period described above, apply a withholding tax in the described manner.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. A violation of these “prohibited transaction” rules may result in excise tax or other liabilities under ERISA and Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Therefore, a fiduciary of an employee benefit plan should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA and the Internal Revenue Code. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) generally are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code.

Wachovia and certain of its affiliates may each be considered a party in interest or disqualified person with respect to many employee benefit plans. This could be the case, for example, if one of these companies is a service provider to a plan. Special caution should be exercised, therefore, before notes are purchased by an employee benefit plan. In particular, the fiduciary of the plan should consider whether exemptive relief is available under an applicable administrative exemption. The Department of Labor has issued five prohibited transaction class exemptions that could apply to exempt the purchase, sale and holding of notes from the prohibited transaction provisions of ERISA and the Internal Revenue Code. Those class exemptions are Prohibited Transaction Exemption 96-23 (for transactions determined by in-house asset managers), Prohibited Transaction Exemption 95-60 (for certain transactions involving insurance company general accounts), Prohibited Transaction Exemption 91-38 (for certain transactions involving bank investment funds), Prohibited Transaction Exemption 90-1 (for certain transactions involving insurance company separate accounts), and Prohibited Transaction Exemption 84-14 (for certain transactions determined by independent qualified asset managers).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase of notes on behalf of or with “plan assets” of any employee benefit plan consult with their counsel regarding the consequences under ERISA and the Internal Revenue Code of the acquisition of the notes and the availability of exemptive relief under Prohibited Transaction Exemption 96-23, 95-60, 91-38, 90-1 or 84-14.

PLAN OF DISTRIBUTION

Unless otherwise indicated in any pricing supplement, the U.S. distribution agents shall be Wachovia Capital Markets, LLC, an indirect, wholly-owned subsidiary of Wachovia; ABN AMRO Incorporated; Barclays Capital Inc.; Bear, Stearns & Co. Inc.; Blaylock & Partners, L.P.; Citigroup Global Markets Inc.; Credit Suisse First Boston LLC; Goldman, Sachs & Co.; Greenwich Capital Markets, Inc.; Guzman & Company; J.P. Morgan Securities Inc.; Keefe, Bruyette & Woods, Inc.; Lehman Brothers Inc.; Loop Capital Markets, LLC; Merrill Lynch, Pierce, Fenner & Smith Inc.; Samuel A. Ramirez & Co. Inc.; Sandler O’Neill & Partners, L.P.; UBS Securities LLC; Utendahl Capital Partners, L.P.; The Williams Capital Group, L.P.; and the European distribution agents shall be Wachovia Securities International Limited, an indirect, wholly-owned subsidiary of Wachovia; Barclays Bank PLC; Bear, Stearns International Limited; Citigroup Global Markets Limited; Credit Suisse First Boston (Europe) Limited; Goldman Sachs International; Guzman & Company; J.P. Morgan Securities Ltd.; Lehman Brothers International (Europe); Merrill Lynch International; UBS AG, acting through its business group UBS Securities and Utendahl Capital Partners, L.P. Under the terms of a Distribution Agreement among Wachovia and these agents, Wachovia may sell notes to an agent, acting as principal, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by any of these agents or, if so agreed, at a fixed offering price. A form of Distribution Agreement has been filed as an exhibit to the registration statement for this prospectus. Unless otherwise indicated in the relevant pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note, less a percentage not exceeding the maximum commission applicable to any agency sale of a note of identical maturity, and, subject to the restriction noted in the following sentence, may be resold by that Agent to investors and other purchasers. An agent may offer the notes it has purchased as principal to other brokers or dealers at a discount and, unless otherwise indicated in any pricing supplement, the discount allowed to any broker or dealer will not exceed the discount to be received by that agent from Wachovia. After the initial public offering of notes, the public offering price (in the case of notes to be resold on a fixed public offering price basis), the concession and the discount may be changed.

Wachovia may also offer the notes on a continuing basis through the agents, which have agreed to use their reasonable efforts to solicit offers to purchase the notes, on an agency basis. When Wachovia has sold notes through an agent on an agency basis, it will pay that agent a commission (or grant a discount) as agreed by Wachovia and that agent of from 0.125% to 8% of the principal amount of each note sold through that agent. Any agent will have the right, in its discretion reasonably exercised, without notice to Wachovia, to reject any offer to purchase notes received by it in whole or in part.

Unless otherwise mentioned in the relevant pricing supplement, the obligations of any agents to purchase the notes will be subject to certain conditions precedent, and each of the agents with respect to a sale of notes will be obligated to purchase all of its notes if any are purchased.

Wachovia has reserved the right to sell notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. No selling commission will be payable nor will a selling discount be allowed on any sales made directly by Wachovia.

Wachovia has reserved the right to withdraw, cancel or modify the offer made by this prospectus without notice and may reject orders in whole or in part whether placed directly with Wachovia or with an agent. No termination date has been established for the offering of the notes.

The notes are a new issue of securities with no established trading market. Wachovia has been advised by the agents that they intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. The agents may from time to time purchase and sell notes in the secondary market, but no agent is obligated to do so. We can give no assurance that the notes offered by this prospectus will be sold or that there will be a secondary market for the notes (or liquidity in such secondary market, if one develops).

We have applied to list on the Luxembourg Stock Exchange any notes issued under this prospectus during the twelve-month period after the date of this prospectus. We may also list any notes on any additional securities exchanges on which we and the agents agree in relation to each issuance. We may also issue unlisted notes.

Unless otherwise indicated in any pricing supplement, payment of the purchase price of notes, other than notes denominated in a non-U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds. See “Global Notes” above.

In facilitating the sale of notes, agents may receive compensation from Wachovia or from purchasers of notes for whom they may act as agents in the form of discounts, concessions or commissions. Agents may sell notes to or through brokers or dealers, and these brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the agents and/or commissions from the purchasers for whom they may act as agents. Agents, brokers and dealers that participate in the distribution of notes may be considered “underwriters”, and any discounts or commissions received by them from Wachovia and any profit on the resale of notes by them may be considered underwriting discounts and commissions under the Securities Act. Any such agent will be identified, and any such compensation received from Wachovia will be described, in the pricing supplement relating to those notes. Wachovia has agreed to indemnify the agents against and contribute toward certain liabilities, including liabilities under the Securities Act. Wachovia has also agreed to reimburse the agents for certain expenses.

If Wachovia offers and sells notes directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such notes, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant pricing supplement. These purchasers may then reoffer and resell such notes to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant pricing supplement. Purchasers of notes directly from Wachovia may be entitled under agreements that they may enter into with Wachovia to indemnification by Wachovia against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Wachovia in the ordinary course of their business or otherwise.

The agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions. The agents are not required to engage in these activities, and may end any of these activities at any time.

The participation of Wachovia Capital Markets, LLC or any other broker-dealer affiliate of Wachovia in the offer and sale of the notes must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate”. Neither Wachovia Capital Markets, LLC nor any other broker-dealer affiliate of Wachovia will execute a transaction in the notes in a discretionary account without the prior specific written approval of such member’s customer.

This prospectus and the related pricing supplements may be used by Wachovia Capital Markets, LLC or other broker-dealer affiliates of Wachovia for offers and sales related to market-making transactions in the securities. Wachovia Capital Markets, LLC and other broker-dealer affiliates of Wachovia may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

From time to time the agents engage in transactions with Wachovia in the ordinary course of business. The agents or their affiliates may have performed investment banking services for Wachovia in the last two years and may have received fees for these services and may do so in the future. The agents and/or their affiliates may be customers of (including borrowers from), engage in transactions with, and/or perform services for the senior trustee and the subordinated trustee, in the ordinary course of business.

In addition to offering notes through the agents as discussed above, other medium-term notes that have terms substantially similar to the terms of the notes offered by this prospectus (but constituting one or more separate series of notes for purposes of the indentures) may in the future be offered, concurrently with the offering of the notes, on a continuing basis by Wachovia pursuant to the Distribution Agreement and directly to investors. Any of these notes sold pursuant to the Distribution Agreement or sold by Wachovia directly to investors will reduce the aggregate amount of notes which may be offered by this prospectus.

Selling Restrictions Outside the United States

Wachovia has taken no action that would permit a public offering of the notes or possession or distribution of this prospectus or any other offering material in any jurisdiction outside the United States where action for that purpose is required other than as described below. Accordingly, each agent has represented, warranted and agreed, and each other agent will be required to represent, warrant and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells notes or possesses or distributes this prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Wachovia shall have no responsibility in relation to this.

With regard to each note, the relevant purchaser will be required to comply with those restrictions that Wachovia and the relevant purchaser shall agree and as shall be set out in the relevant pricing supplement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed, and each other agent will be required to represent and agree, that with effect from and including the date on which the EU Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

•	in the period beginning on the date of publication of this prospectus which has been approved by the competent authority in that Relevant Member State in accordance with the EU Prospectus Directive or, where appropriate, published in another Member State and notified to the competent authority in that Relevant Member State in accordance with Article 18 of the EU Prospectus Directive and ending on the date which is twelve months after the date of such publication;

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by Wachovia of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of the above, the expression of an “offer of the notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression of the EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each agent has represented and agreed, and each other agent will be required to represent and agree, that:

•	with respect to notes which have a maturity of one year or more, during the period up to but excluding the date on which the EU Prospectus Directive is implemented in the United Kingdom (the “Implementation Date”), it has not offered or sold and will not offer or sell any such notes to persons in the United Kingdom prior to the expiring of a period of six months from the issue date of such notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

•	with respect to notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by Wachovia;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Wachovia; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

Japan

The notes have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, each distribution agent has represented and agreed, and each other distribution agent or dealer will be required to represent and agree, that, in connection with the notes, it has not, directly or indirectly, offered, sold or delivered and will not, directly or indirectly, offer, sell or deliver any notes in Japan or to residents of Japan or for the benefit of any Japanese person (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for re-offering, resale or delivery, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to any Japanese person except in compliance with any applicable laws and regulations of Japan taken as a whole. Each distribution agent agrees to provide any necessary information on notes denominated or payable in Yen to Wachovia (which shall not include the names of clients) so that Wachovia may make any required reports to the Ministry of Finance through its designated agent.

In connection with an issuance of notes denominated or payable in Yen, Wachovia will be required to comply with all applicable laws, regulations and guidelines, as amended from time to time, of the Japanese government and regulatory authorities.

Germany

No selling prospectus (Verkausprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990 (as amended) has been and will be registered or published within the Federal Republic of Germany. The notes have not been offered or sold and will not be offered or sold in the Federal Republic of Germany otherwise than in accordance with the provisions of the Securities Prospectus Act.

France

This prospectus has not been submitted to the French Commission des opérations de bourse for approval and the notes have not and will not be offered or sold, directly or indirectly, to the public in France. Accordingly, each distribution agent has agreed that it will only offer notes in France to qualified investors, as defined under Article 6 of French Ordinance No. 67-833 dated September 28, 1967 (as amended); provided, in this case, that it shall have obtained a certificate from the investor providing an acknowledgement that: (i) the offering is a private placement in France and no prospectus has been submitted to the Commission des opérations de bourse, (ii) the investor is an “investisseur qualifie” within the meaning of Article 6 of French Ordinance No. 67-833 dated September 28, 1967 (as amended), (iii) the investor is investing for his own account, and (iv) the investor will not resell the notes in violation of French securities laws and regulations.

Switzerland

Each agent has represented and agreed, and each other agent will be required to represent and agree, that the issue of any notes denominated in Swiss francs or carrying a Swiss franc-related element will be effected in compliance with the relevant regulations of the Swiss National Bank, which currently require that such issues have a maturity of more than one year, to be effected through a bank domiciled in Switzerland that is regulated under the Swiss Federal Law on Banks and Savings Banks of 1934 (as amended) (which includes a branch or subsidiary located in Switzerland of a foreign bank) or through a securities dealer which has been licensed as a securities dealer under the Swiss Federal Law on Stock Exchanges and Securities Trading of 1995 (except for issues of notes denominated in Swiss francs on a syndicated basis, where only the lead manager need be a bank domiciled in Switzerland). The relevant agent must report certain details of the relevant transaction to the Swiss National Bank no later than the time of delivery of the notes.

The Netherlands

Each agent represented and agreed, and each other agent will be required to represent and agree, that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes with a denomination of less than €50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions or exceptions to the prohibition contained in Article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and for the agents by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. The opinions of Mr. Jeffries and Sullivan & Cromwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action to be taken by Wachovia and the trustees in connection with the issuance and sale of any particular note, the specific terms of notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of such opinions. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock.

EXPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in Wachovia’s 2004 Annual Report to Stockholders which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LISTING AND GENERAL INFORMATION

Listing and Documents Available

Application has been made to list the notes offered by this prospectus on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to the program the number 12695 for listing purposes. The Amended and Restated Articles of Incorporation and the By-Laws of Wachovia and a legal notice relating to the issuance of the notes will be deposited prior to listing with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg), where such documents may be examined and copies obtained upon request. Copies of the above documents together with this prospectus, any pricing supplements, the Distribution Agreement, the indentures and Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004 as well as all other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are incorporated by reference therein) including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the notes are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of the Luxembourg listing agent. The Luxembourg listing agent will act as a contact between the Luxembourg Stock Exchange and Wachovia or the holders of the notes. We have appointed Dexia Banque Internationale à Luxembourg as the Luxembourg listing agent for the notes.

However, notes may be issued under the program which will not be listed on the Luxembourg Stock Exchange or which will be listed on any other securities exchange as Wachovia and the relevant agent(s) may agree.

Authorization

The program has been established and the notes will be issued pursuant to authority granted by the Board of Directors of Wachovia on December 14, 2004 as such authority may be supplemented from time to time.

Material Change

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, there has been no material adverse change in the financial position of Wachovia on a consolidated basis since December 31, 2004. See “Where You Can Find More Information” above.

Litigation

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, Wachovia is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since December 31, 2004, a significant effect on Wachovia’s consolidated financial position or that are material in the context of the program or the issue of the notes which could jeopardize Wachovia’s ability to discharge its obligation under the program or of the notes issued under the program.

Clearance Systems

The notes have been accepted for clearance through the DTC, Euroclear and Clearstream systems. The appropriate CUSIP, Common Code and ISIN for each tranche of notes to be held through any of these systems will be contained in the relevant pricing supplement.

Agents

The United States Registrar and Domestic Paying Agent for the notes will be initially Wachovia Bank, National Association, located at its corporate trust office at 12 East 49th Street, 37th Floor, New York, New York 10017, Attn: Corporate Trust, or at its headquarters at One Wachovia Center, Charlotte, North Carolina, 28288-0600, United States of America.

The London Paying Agent and London Issuing Agent for the notes will be initially Citibank, N.A., located at P.O. Box 18055, 5 Carmelite Street, London, EC4Y OPA.

The Luxembourg Paying Agent and Transfer Agent for the notes will be initially Dexia Banque Internationale à Luxembourg located at 69, route d’Esch, L-2953 Luxembourg.

The Listing Agent for the notes will be initially Dexia Banque Internationale à Luxembourg located at 69, route d’Esch, L-2953 Luxembourg.

ISSUER

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288-0013

United States of America

UNITED STATES DISTRIBUTION AGENTS	EUROPEAN DISTRIBUTION AGENTS

Wachovia Securities

ABN AMRO

Barclays Capital

Bear, Stearns & Co. Inc.

Blaylock & Company

Citigroup

Credit Suisse First Boston

Goldman, Sachs & Co.

Greenwich Capital Markets

Guzman & Company

JPMorgan

Keefe, Bruyette & Woods

Lehman Brothers

Loop Capital Markets

Merrill Lynch & Co.

Samuel A. Ramirez & Co.

Sandler O’Neill & Partners

UBS Investment Bank

Utendahl Capital Partners, L.P.

The Williams Capital Group

Wachovia Securities International Limited

Barclays Capital

Bear, Stearns International Limited

Citigroup

Credit Suisse First Boston

Goldman Sachs International

Guzman & Company

J.P. Morgan Securities Ltd.

Lehman Brothers

Merrill Lynch International

UBS Investment Bank

Utendahl Capital Partners, L.P.

UNITED STATES REGISTRAR AND DOMESTIC PAYING AGENT	LONDON PAYING AGENT AND LONDON ISSUING AGENT

Wachovia Bank, National Association One Wachovia Center Charlotte, North Carolina 28288-0600 United States of America	Citibank, N.A. P.O. Box 18055 5 Carmelite Street, London EC4Y OPA

LUXEMBOURG PAYING AGENT,

LISTING AGENT

AND TRANSFER AGENT

Dexia Banque Internationale à Luxembourg

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS

To the Issuer	To the Distribution Agents

As to United States Law:	As to United States Law:

Ross E. Jeffries, Jr., Esq. Senior Vice President and Assistant General Counsel Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0630 United States of America	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America

$•

Wachovia Corporation

Principal Protected Notes

Linked to the Performance of the

American Depositary Shares of

Eight Chinese and Indian Companies

due September 30, 2011

Offering 100% Principal Protection

PROSPECTUS SUPPLEMENT

•, 2006

Wachovia Securities